As Filed with the Securities and Exchange Commission on April 19, 2006	Registration No. 333-_________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SKINS INC.
(Name of Small Business Issuer in its Charter)

Nevada (State or other jurisdiction of incorporation or organization)	3140 (Primary Standard Industrial Classification Code Number)	20-4711789 (I.R.S. Employer Identification Number)

54 West 21st Street, #705
New York, NY 10010
(212) 255-1777
(Address and Telephone Number of Principal Executive Offices)

Mark Klein
Chief Executive Officer
54 West 21st Street, #705
New York, NY 10010
(212) 255-1777
(Name, address, including zip code, and telephone number of Agent for Service)

Copies to
Thomas J. Poletti, Esq.
Anh Q. Tran, Esq.
Kirkpatrick & Lockhart Nicholson Graham LLP
10100 Santa Monica Blvd., 7th Floor
Los Angeles, CA 90067
Telephone (310) 552-5000
Facsimile (310) 552-5001

 Approximate Date of Proposed Sale to the Public: From time to time after the effective date of this Registration Statement

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.࿠

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering.࿠

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.࿠

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Maximum Amount to be Registered(1)	Offering Price per Security(2)	Maximum Aggregate Offering Price(2)	Maximum Amount of registration fee
Common stock, $0.001 par value(3)	3,000,000	$1.12	$3,345,000	$358
Common stock, $0.001 par value(4)	3,000,000	$1.12	$3,345,000	$358
Total				$716

(1)
In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of additional shares of common stock that shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated pursuant to Rule 457(c) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on the average of the bid and ask prices reported on the OTC Bulletin Board on April 17, 2006.

(3)	Represents shares of the Registrant’s common stock being registered for resale that have been issued to the selling stockholders named in the prospectus or a prospectus supplement.

(4)
Represents shares of the Registrant’s common stock being registered for resale that have been or may be acquired upon the exercise of warrants issued to the selling stockholders named in the prospectus or a prospectus supplement.

The Registrant amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS
Subject to Completion, Dated April 19, 2006

6,000,000 SHARES

SKINS INC.

COMMON STOCK

This prospectus relates to the resale by the selling stockholders of up to 6,000,000 shares of our common stock. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. We will not receive any proceeds from the sales by the selling stockholders, but we will receive funds from the exercise of warrants held by selling stockholders, if exercised.

Our shares of common stock are listed on the OTC Bulletin Board. As of April 18, 2006, our shares have been listed under the symbol “SKNN.” Prior to April 18, 2006, our shares were listed under the symbol “LGIM.” On April 17, 2006, the closing sales price for our common stock on the OTC Bulletin Board was $1.02 per share.

     The purchase of the securities offered through this prospectus involves a high degree of risk. See section entitled “Risk Factors” beginning on page .

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The Date of This Prospectus Is: ____________________, 2006

TABLE OF CONTENTS

PROSPECTUS SUMMARY	3
SUMMARY FINANCIAL INFORMATION	5
RISK FACTORS	7
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	17
USE OF PROCEEDS	17
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	17
DIVIDEND POLICY	18
SUMMARY FINANCIAL INFORMATION	18
UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS	19
MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION	22
DESCRIPTION OF BUSINESS	26
MANAGEMENT	31
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	34
CHANGE IN ACCOUNTANTS	34
SELLING STOCKHOLDERS	34
SHARES ELIGIBLE FOR FUTURE SALE	34
PLAN OF DISTRIBUTION	34
DESCRIPTION OF SECURITIES AFTER THE SHARE EXCHANGE TRANSACTION	34
WHERE YOU CAN FIND MORE INFORMATION	34
LEGAL MATTERS	34
INDEX TO FINANCIAL STATEMENTS	F-1
PART II INFORMATION NOT REQUIRED IN PROSPECTUS	II-1

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell shares of our common stock and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of the prospectus, regardless of the time the prospectus is delivered or the common stock is sold.

PROSPECTUS SUMMARY

This summary highlights some information from this prospectus, and it may not contain all of the information that is important to you. You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering, including “Risk Factors” and our financial statements and related notes, included elsewhere in this prospectus. Unless the context otherwise requires, the terms "Company," “Skins,” "we," "us" and “our” refer to the registrant, Skins Inc. (formerly known as Logicom Inc.), and our wholly owned subsidiary, Skins Footwear Inc. (formerly known as Skin Shoes, Inc.).

Our Company

We are a development stage company. We have not yet realized any revenues from our planned operations. We have designed and continue to develop a two-part, footwear structure consisting of an outer collapsible “Skin” and an inner orthopedic support section called the “Bone.” The design will allow consumers to purchase one inner section and numerous outer Skins, resulting in multiple style variations from the same pair of shoes, with the same feel and fit despite which Skin is being worn.

Since consumers typically prefer to try on shoes before a purchase, footwear sales traditionally occur in locations that have footwear-selling expertise. We believe we should be able to market our products via traditional footwear channels but also via non-traditional channels including the Internet and retail locations without a footwear department. Once a consumer owns a Bone, any Skin purchased in the same size will fit and a consumer will not need to be concerned as to the fit or feel of the product at that point, allowing the purchase of a Skin to be done through non-traditional footwear channels.

Our primary activities to date have been conducting research and development, performing business, strategic and financial planning, and raising capital.

Recent Events

Completion of Share Exchange

On November 2, 2005, Logicom Inc., a Nevada corporation ( “Logicom”) entered into a share exchange agreement (the “Share Exchange Agreement”) with all of the stockholders of Skins Footwear Inc., a Delaware corporation (“Skins Footwear”), pursuant to which Logicom agreed to acquire all of the issued and outstanding share capital of Skins Footwear in exchange for shares of Logicom’s common stock (the “Share Exchange Transaction”). The Share Exchange Agreement was amended on February 1, 2006. On March 20, 2006, the Share Exchange Transaction was completed, Skins Footwear became a wholly-owned subsidiary of Logicom and Logicom’s sole business operations became that of Skins Footwear.

In April 2006, Logicom changed its corporate name to Skins Inc. and Skins Footwear changed its name from Skins Shoes, Inc. to Skins Footwear Inc. Skins Footwear Inc. was originally organized in May 2004 as a New Jersey limited liability company under the name Skin Shoes, LLC and, in 2005, merged with Skins Footwear Inc., a Delaware corporation, whereby the corporation was the surviving entity.

Principal Terms of the Share Exchange

Pursuant to the terms of the Share Exchange Agreement, Logicom:

•
provided a loan to Skins Footwear in the sum of $150,000 evidenced by a promissory note and secured by a general security agreement pledging all of the assets of Skins Footwear as security for the loan;

•	repurchased all of the shares of common stock of Logicom owned by Wayne Weaver for the sum of $100,000;

•
effected a stock split that resulted in the shareholders of Logicom, after adjustment for the repurchase of Mr. Weaver’s shares, holding an aggregate of 12,000,006 common shares prior to the closing of the Share Exchange Transaction;

•
issued to the stockholders of Skins Footwear, at the closing of the Share Exchange Transaction, 19,404,000 common shares of Logicom in exchange for all of the issued and outstanding shares of Skins Footwear (of these 19,404,000 common shares, 1,404,000 shares are held in escrow by Logicom and are subject to partial and full return to Logicom contingent upon the number of share purchase warrants exercised by investors in Logicom within a period of 30 months following the closing of private placements and the Share Exchange Transaction on March 20, 2006)

•
assumed, at the closing of the Share Exchange Transaction, Skins Footwear’s 2005 Incentive Plan and stock option agreements entered into between Skins Footwear and certain persons who have received stock options from Skins Footwear pursuant to its 2005 Incentive Plan;

•
appointed Mark Klein, the President of Skins Footwear, to the office of President and Chief Executive Officer of Logicom and accepted the resignation of Gary Musil, Logicom’s former President, from that office, effective at the closing of the Share Exchange Transaction; and

•
increased the number of directors of Logicom to five and elected as directors of Logicom at the completion of the Share Exchange Transaction all four of the current directors of Skins Footwear (i.e., Mark Klein, Michael J. Rosenthal, Stephen Hochberg and Steve Reimer).

The Share Exchange Transaction was completed on March 20, 2006.

The Private Placements

Logicom, pursuant to the Share Exchange Agreement, effected two private placement transactions in which we sold a total of 3,000,000 units and raised an aggregate of $2,520,000.

In the first private placement, which occurred on November 2, 2005, Logicom sold one convertible debenture in the amount of $150,000 to one offshore investor. The convertible debenture was convertible into 178,572 units at a conversion price of $0.84 per unit, with each unit consisting of one share of common stock of our company and one share purchase warrant. Pursuant to the terms of the convertible debenture, the conversion of the debenture into units occurred automatically upon the completion of our Share Exchange Transaction on March 20, 2006. The share purchase warrants are exercisable for a period of thirty months from the date of issue at an exercise price of $1.00 per share.

In the second private placement, which occurred immediately prior to the closing of the Share Exchange Transaction on March 20, 2006, Logicom closed a private placement of units to purchase its common stock and warrants pursuant to a subscription agreement. Each unit consisted of one share of common stock of Logicom and one share purchase warrant convertible at an exercise price of $1.00 per share at any time upon election of the holder during the 30 month period following the date of issue. A total of 2,821,428 units were sold in the second private placement for an aggregate of $2,370,000. We agreed to register all of the securities issued pursuant to the first and second private placements.

Immediately after the closing of the Share Exchange Transaction and the private placements, we had 34,404,006 outstanding shares of common stock, options to purchase 2,109,375 shares of common stock and warrants to purchase 3,000,000 shares of common stock.

Corporate Information

We are incorporated in the State of Nevada. Our principal executive offices are located at 54 West 21st Street, #705
New York, NY 10010 and our telephone number is (212) 255-1777. Our shares of common stock are listed for quotation on the Over-the-Counter Bulletin Board under the symbol “SKNN.OB.”

The Offering

Common stock offered by selling stockholders	6,000,000 shares(1)

Common stock outstanding	34,404,006 shares(2)

Use of proceeds	We will not receive any proceeds from the sale of the common stock by the selling stockholders, except for funds from the exercise of warrants by the selling stockholders, if and when exercised.

OTC Bulletin Board	Our shares are listed on the OTC Bulletin Board under the symbol “SKNN.OB.”

(1)
Represents 3,000,000 shares of our common stock that were issued to the selling stockholders and 3,000,000 shares of our common stock issued or issuable upon the exercise of warrants that were issued to the selling stockholders.

(2)
The number of shares of our common stock outstanding as of April 1, 2006 excludes (i) 3,000,000 shares of our common stock issuable upon exercise of outstanding warrants and (ii) 2,109,375 shares of our common stock issuable upon exercise of outstanding stock options.

SUMMARY FINANCIAL INFORMATION

The following gives a summary of the most recent balance sheet data of Skins Footwear Inc. as of December 31, 2005 and the statements of operations data of Skins Footwear Inc. for the period from inception (May 18, 2004) through December 31, 2005. The Share Exchange Transaction was treated as a reverse merger of Skins Footwear for accounting purposes.  Concurrent with the closing of the Share Exchange Transaction, we terminated all prior operational activities conducted by Logicom.  Accordingly, our financial statements reflect the historical results of Skins Footwear prior to the Share Exchange Transaction. The information below is only a summary. You should also read the historical financial statements, the unaudited pro forma consolidated condensed financial statements (beginning on page 19), management's discussion and analysis and related notes for Skins Footwear Inc. contained elsewhere in this prospectus. We are providing financial and other information for informational purposes only. It does not necessarily represent or indicate what the financial position and results of our operations will be now that the Share Exchange Transaction has been completed.

Balance as of December 31, 2005
Current Assets	$36,533
Other Assets	64,777
Total Assets	$101,310

Current Liabilities	925,908
Stockholders’ (Deficit)	(824,598)
Total Liabilities and Stockholders’ (Deficit)	$101,310

From Inception (May 18, 2004) Through December 31, 2005
Revenue	$-
Total expenses	919,588
Interest expense	4,335
Unrealized loss on derivative instruments	20,589
Net loss	$(944,512)

RISK FACTORS

Any investment in our common stock involves a high degree of risk. Pursuant to the Share Exchange Transaction, Skins Inc. (formerly known as Logicom Inc.) has become the 100% parent of Skins Footwear Inc. and Skins Inc.’s sole business operation consists of the operations of Skins Footwear Inc. With respect to this discussion, the terms “Skins,” the “Company,” "we," "us," and "our" refer to Skins Inc., the registrant, and its wholly-owned subsidiary, Skins Footwear Inc. Investors should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to make an equity investment in our company. Our business, financial condition or results of operations could be materially adversely affected by these risks if any of them actually occur. The trading price of our common stock could decline due to any of these risks, and an investor may lose all or part of his or her investment. Some of these factors have affected our financial condition and operating results in the past or are currently affecting us. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by our company described below and elsewhere in this prospectus.

RISKS RELATED TO OUR BUSINESS

We have a limited operating history on which to evaluate our business.

We are a development stage company that has not generated any revenue and our management has limited experience in our market. Our business model is unproven and the lack of meaningful historical financial data makes it difficult to evaluate our prospects. To the extent that we are able to implement our business plan, our business will be subject to all of the problems that typically affect a business with a limited operating history, such as unanticipated expenses, capital shortfalls, delays in design and manufacturing and possible cost overruns. In addition, our only product type, the Skins shoe, is a product that has not yet been introduced to the market. We are still in the process of developing and testing the product.

We have incurred significant operating losses that raise doubts about our ability to continue as a going concern, and if we do not achieve profitability you may lose your entire investment.

Skins Footwear has yet to initiate sales or demonstrate that it can generate sufficient sales to become profitable. Skins Footwear incurred significant net losses since its inception in May 2004, including a net loss of $791,806 and $152,706 for the years ended December 31, 2005 and 2004, respectively. As of December 31, 2005, Skins Footwear had an accumulated deficit of approximately $944,512. Pursuant to our share exchange transaction in March 2006, our sole operations became that of Skins Footwear. We expect to continue to incur operating losses in the future. Further, we expect operating expenses to increase as we seek to finalize our designs, build relationships with manufacturers and a distribution channel for product introductions, continue design and development projects, and increase administrative activities to support our planned growth. The extent of our future operating losses and the timing of our profitability are highly uncertain, and we may never generate sufficient revenues to achieve or sustain profitability.

Based upon funds available to us at December 31, 2005, our management doubts our ability to continue as a going concern if we are unable to raise additional funds. If revenues fail to grow at a pace rapid enough to offset planned increases in our expenses or if we are unable to curb our losses and achieve profitability, the value of your investment may be completely lost.

We will likely need to raise additional funds in the future and these funds may not be available on acceptable terms or at all.

We cannot be certain that additional capital will be available on favorable terms or at all. Any equity financing could result in dilution to your share holdings. If we need to raise additional capital, adequate funds may be unavailable, and we may not be able to effectively execute our growth strategy, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements. In addition, we may be required to scale back or discontinue our product development program, or obtain funds through strategic alliances that may require us to relinquish certain rights.

Our business is based on a single unproven and undeveloped product, and we may not be able to generate significant revenue if our product fails.

We are a development stage company with no current line of products. Our business and ability to generate revenue will depend on our ability to successfully develop and commercialize our only product type—the Skins shoe. The product has been designed and is in the development and testing stage. We have conducted various wear, fit and abrasion testing on the product, but there is no guarantee that the product will ever be fully and successfully developed. We may experience unforeseen difficulties during our testing and development of our product, which may require us to expend a significant amount of resources in an attempt to address any faults that are discovered. Such faults may be related to comfort, durability, appearance and any other characteristics that would affect the commercial viability of the product. Further, even if we are able to timely develop and release our product, there can be no assurance that it will be well-received by the market or that it will generate any substantial revenue. Accordingly, our failure to generate revenue from our sole product type will have a significant negative impact on our business and results of operation, and shareholders in our company may lose all or part of their investment.

Our future success depends on our ability to respond to changing consumer demands, identify and interpret fashion trends and successfully market new products.

The footwear industry is subject to rapidly changing consumer demands and fashion trends. Accordingly, we must identify and interpret fashion trends and respond in a timely manner. Demand for and market acceptance of new products are uncertain and achieving market acceptance for new products generally requires substantial product development and marketing efforts and expenditures. If we do not meet changing consumer demands and develop successful styles in the future, our results of operations will be negatively impacted. Even within the confines of our already unique product type and category, we will have to make decisions about product designs and marketing expenditures several months in advance of the time when consumer acceptance can be determined. If we fail to anticipate, identify or react appropriately to changes in styles and trends or is not successful in marketing products, we could experience excess inventories, higher than normal markdowns or an inability to sell our products once and if the products are available. Because of these risks, a number of companies in the footwear industry specifically, and others in the fashion and apparel industry in general, have experienced periods of growth in revenues and earnings and thereafter periods of declining sales and losses, which in some cases have resulted in companies in these industries ceasing to do business and investors losing all or part of their investments. Similarly, these risks could have a severe negative effect on our results of operations or financial condition or our ability to successfully introduce our products to the marketplace.

Our business and the success of our products could be harmed if we are unable to establish and maintain a brand image.

We may experience difficulty in establishing a brand name that is well-known and regarded, and any brand image that we are able to create may be quickly impaired. Even if we are able to establish a brand image and react appropriately to changes in consumer preferences, consumers may consider our brand image to be outdated or associate our brand with styles of footwear that are no longer popular. In the past, footwear companies have experienced periods of growth in revenues and earnings followed by periods of declining sales and losses. Our business may be similarly affected in the future should our products even be successfully launched.

Our efforts to introduce and promote new products may be unsuccessful.

Demand for and market acceptance of new products such as the Skin and Bones product type is inherently uncertain. Our success depends on various factors, including the eventual strength, if any, of our brand name, competitive conditions and our access to necessary capital. As part of our growth strategy, we intend to expand our product offerings to introduce products in multiple categories. This strategy may however prove unsuccessful and our association with failed products could impair our brand image. Introducing and achieving market acceptance for these products will require, among other things:

•	the establishment of our brand;
•	the development and application of advanced performance technologies to our planned product introductions;
•	the establishment of key relationships with designers of and customers for our apparel products; and
•	substantial marketing and product development efforts and expenditures to create and sustain consumer demand.

When and if our products are introduced and commercially available, we expect to rely on licensees for sales outside the U.S., and our dependence on licensees may adversely impact our business and results of operations.

We expect that our sales outside the U.S., if any, will be conducted through licensees. Any dependence on licensees will subject us to a number of risks, including:

•
Our brand image will be dependent, in part, on the marketing efforts of our licensees and on the quality of the products that licensees distribute. If licensees or their sponsors or endorsers do not maintain our brand image or our licensees fail to adhere to our quality control standards, our brand image could suffer.

•
We expect that our licensees will likely have the exclusive right to distribute products in a particular country or region. Licensees may engage in the trans-shipment, or gray marketing, of goods to countries where they are not licensed to sell products.

•	Licensees may use manufacturers who fail to meet our human rights or product quality standards, which could harm our brand image and reputation.
•	Licensees may fail to timely and accurately report sales and licensing income to us.
•	Our reserve for unpaid licensee revenue may be insufficient.
•
Revenue we may receive from international licensees will subject us to the risks of doing business abroad, including, political risks, foreign currency risks, funds transfer restrictions and exposure to different legal standards, particularly with respect to intellectual property.

Our business could be harmed if we fail to maintain proper inventory levels once our product is available.

Once our product designs are finalized, manufacturing capacity is established and our products become available for commercial shipment, we expect to place orders with manufacturers for some of our products prior to the time we receive customer orders. We expect to do this to minimize purchasing costs, the time necessary to fill customer orders and the risk of non-delivery. However, we may be unable to sell products we will order in advance from manufacturers or that we will place in our inventory. In addition, we plan to market our product on “high level” style and fashion, and inventory risks are higher because such styles and fashions can change quickly and past styles can be rapidly considered obsolete. Inventory levels in excess of any customer demand that may develop for our products once available, if any, may result in inventory write-downs, and the sale of excess inventory at discounted prices could significantly impair our brand image as it is built and have a material adverse effect on our operating results and financial condition. Conversely, if we underestimate any consumer demand for our products that may develop or if our manufacturers fail to supply the quality products that we require at the time we need them, we may experience inventory shortages. Inventory shortages might delay shipments to customers, negatively impact retailer and distributor relationships, and diminish any brand loyalty that we may be able to foster.

We expect to rely on independent contract manufacturers and, as a result, will be exposed to potential disruptions in product supply.

Our footwear products will likely be manufactured by independent contract manufacturers. We will not have long-term contracts with manufacturers and will compete with other footwear companies for production facilities. We could experience difficulties with these manufacturers, including reductions in the availability of production capacity, failure to meet our quality control standards, failure to meet production deadlines or increased manufacturing costs. This could result in future customers, if any, canceling orders, refusing to accept deliveries or demanding reductions in purchase prices, any of which could have a negative impact on our cash flow and harm our business.

Nearly all of our products will enter the United States through a limited number of ports and we will probably choose to rely on third parties to store and ship a portion or all of our inventory. Labor unrest at these ports or other product delivery difficulties could interfere with our eventual distribution plans and reduce any future revenue.

When and if our products are available for commercial shipment and we are able to establish manufacturing relationships, we may suffer delays in distributing our products due to work stoppages strikes or lockouts at the ports where our products may be expected to arrive once commercially available. These kinds of actions have been threatened and have occurred over the past several years to footwear companies. Likewise, we will probably rely on trucking carriers to deliver products from the port of arrival to our any distribution facilities that we may establish once, and if, we are more firmly established and from distribution facilities to any retailers that may elect to order our product. Additionally, in some cases, third parties will likely be retained to sort, store and direct-ship products to our future customers. Labor disruptions could result in product shortages and delays in distributing our products to retailers.

We are likely to depend upon a relatively small group of customers for a large portion of our sales.

Although we hope to build long-term relationships with our future customers, our customers are not likely to have a contractual obligation to purchase our products once they are available and we cannot be certain that we will be able to retain major customers. We are likely to rely at all stages of our business on certain significant customers. Furthermore, the retail industry regularly experiences consolidation, contractions and closings. If there are further consolidations, contractions or closings in the future, we may lose future customers or be unable to collect accounts receivable of major customers in excess of amounts that we may insure. If we lose a major customer in the future, experience a significant decrease in sales to a major customer or are unable to collect the accounts receivable of a major customer in excess of amounts insured, our business could be harmed.

Any international sales and manufacturing operations we are able to develop will be subject to the risks of doing business abroad, which could affect our ability to sell or manufacture our products in international markets, obtain products from foreign suppliers or control the costs of our products.

Substantially all of any net sales we may be able to develop are likely to be derived from sales of footwear manufactured in foreign countries, which will most likely be China. We also expects to sell our footwear in foreign countries and plan to establish international sales efforts over time as part of our growth strategy. Foreign manufacturing and sales will be subject to a number of risks, including:

•	political and social unrest, including military presence in Iraq;
•	changing economic conditions;
•	currency exchange rate fluctuations;
•	international political tension and terrorism;
•	work stoppages;
•	natural disasters;
•	outbreaks pandemic diseases (such as the Avian Flu);
•	electrical shortages;
•	transportation delays;
•	loss or damage to products in transit;
•	expropriation;
•	nationalization;
•	the imposition of tariffs and trade duties both international and domestically;
•	import and export controls and other non-tariff barriers;
•	exposure to different legal standards (particularly with respect to intellectual property);
•	compliance with foreign laws; and
•	changes in domestic and foreign governmental policies.

As most of our products are expected to be manufactured in China, any adverse change in trade or political relations with China or political instability in China would severely interfere with the eventual manufacture of our products and would materially adversely affect our operations. Electrical shortages may extend the production time necessary to produce our orders, and there may be circumstances in the future where we may have to incur premium freight charges to expedite product to our customers. If we incur a significant amount of premium charges to airfreight product for our customers, our gross profit will be negatively affected if we are unable to collect those charges.

In addition, if we, or our foreign manufacturers, violate United States or foreign laws or regulations, we may be subject to extra duties, significant monetary penalties, the seizure and the forfeiture of the products we may be attempting to import or the loss of our import privileges. Possible violations of United States or foreign laws or regulations could include inadequate record keeping of our imported products, misstatements or errors as to the origin, quota category, classification, marketing or valuation of our imported products, fraudulent visas or labor violations. The effects of these factors could render our conduct of business in a particular country undesirable or impractical and have a negative impact on our operating results.

Our business could be harmed if our future contract manufacturers, suppliers or licensees violate labor or other laws.

Once we are able to retain them, we expect to require our independent contract manufacturers, suppliers and licensees to operate in compliance with applicable United States and foreign laws and regulations. Manufacturers will be required to certify that neither convicted, forced nor indentured labor (as defined under United States law) nor child labor (as defined by the manufacturer’s country) will be used in the production process, that compensation will be paid in accordance with local law and that their factories will be in compliance with local safety regulations. Although we promote ethical business practices and our sourcing personnel will periodically visit and monitor the operations of our independent contract manufacturers, suppliers and licensees (once and if those relationships and activities are established by us), we will not be able to control them or their labor practices. If one of any of our possible future independent contract manufacturers, suppliers or licensees violates labor or other laws or diverges from those labor practices generally accepted as ethical in the United States, we could result in adverse publicity for us, damage our reputation in the United States or render our conduct of business in a particular foreign country undesirable or impractical, any of which could harm our business.

We expect that once our products are introduced and when, and if, we are able to generate revenue on our products, our quarterly revenues and operating results will fluctuate as a result of a variety of factors, including seasonal fluctuations in demand for footwear, delivery date delays and potential fluctuations in our annualized tax rate, which may result in volatility of our stock price.

Once and if established, our quarterly revenues and operating results can be expected to fluctuate due to a number of factors, many of which are beyond our control. For example, sales of footwear products have historically been seasonal in nature with the strongest sales generally occurring in the second and third quarters. Delays in scheduling or pickup of purchased products by domestic customers could negatively impact our net sales and results of operations for any given quarter. Also, our annualized tax rate will be based on projections of our domestic and international operating results for the year, which we will review and revise as necessary at the end of each quarter, and we will be highly sensitive to fluctuations in projected international earnings. Any quarterly fluctuations in our annualized tax rate that may occur could have a material impact on our quarterly operating results. As a result of these specific and other general factors, our operating results will likely vary from quarter to quarter and the results for any particular quarter may not be necessarily indicative of results for the full year.

We will face intense competition, including competition from companies with significantly greater resources than ours, and if we are unable to compete effectively with these companies, our business could be harmed.

We will face intense competition in the footwear industry from other established companies. We have no product sales, introductions, manufacturing or brand equity. All of our competitors have significantly greater financial, technological, engineering, manufacturing, marketing and distribution resources than we do. Their greater capabilities in these areas will enable them to better withstand periodic downturns in the footwear industry, compete more effectively on the basis of price and production and more quickly develop new products. In addition, new companies may enter the markets in which we expect to compete, further increasing competition in the footwear industry.

We believe that our ability to compete successfully will depend on a number of factors, including the style and quality of our products once marketed and the strength of our brand, once established, as well as many factors beyond our control. We may not be able to compete successfully in the future, and increased competition may result in price reductions, reduced profit margins, loss of market share and an inability to generate cash flows that are sufficient to maintain or expand our development and marketing of new products.

We depend on key personnel to manage our business effectively in a rapidly changing market, and if we are unable to retain existing personnel, our business could be harmed.

Our future success depends upon the continued services of Mark Klein, President and Chief Executive Officer. The loss of the services of Mr. Klein or any other key employee could harm us. Our future success also depends on our ability to identify, attract and retain additional qualified personnel. Competition for employees in our industry is intense and we may not be successful in attracting and retaining such personnel.

The disruption, expense and potential liability associated with unanticipated future litigation against us could have a material adverse effect on our business, results of operations and financial condition.

We expect to be subject to various legal proceedings and threatened legal proceedings from time to time as part of our ordinary business. We are not currently a party to any legal proceedings. However, any unanticipated litigation in the future, regardless of our merits, could significantly divert management’s attention from our operations and result in substantial legal fees to it. Further, there can be no assurance that any actions that have been or will be brought against us will be resolved in our favor or, if significant monetary judgments are rendered against us, that we will have the ability to pay such judgments. Such disruptions, legal fees and any losses resulting from these claims could have a material adverse effect on our business, results of operations and financial condition.

Our ability to compete will be jeopardized if we are unable to protect our intellectual property rights or if we are sued for intellectual property infringement.

We hope to use trademarks on most or all of our products and believe that having distinctive marks that are readily identifiable will be an important factor in creating a market for our goods, in identifying our and in distinguishing our products from the products of others.

We have applied for a U.S. patent relating to its Modular Shoe System. We have also filed international (PCT) Patent App. No. PCT/US04/33446 for its Modular Shoe System on October 7, 2004.  There is a 30-month deadline for national and/or regional entry based on this PCT application, which falls on April 10, 2006.

We believe that our ability to achieve success will depend primarily upon our ability to be effective in design, research and development, production and marketing rather than upon our patent position, should this patent be issued to us. However, we expect to establish a policy of filing applications for United States and foreign patents on designs and technologies that we deem valuable. If we fail to protect or maintain our trademarks, we may lose or damage our intellectual property rights and impair our ability to generate revenue in the future.

Our trademarks, design patents and other intellectual property rights may not be adequately protected outside the United States.

We believe that trademarks and patents, if issued to us by the USPTO, and other proprietary rights will be important to our success and our competitive position. In our brief operational history, we have devoted substantial resources to the establishment of a patent and trademark. We have yet to receive a grant of our principal patent and trademark application. We expect that in the course of our planned international expansion that we will experience conflicts with various third parties that have acquired or claimed ownership rights in certain trademarks similar to ours or that will otherwise contest our rights to our trademarks. We cannot assure you that the actions we plan to take to establish and protect our trademark and other proprietary rights will be adequate to prevent imitation of our products by others or to prevent others from seeking to block sales of our products as a violation of the trademarks and proprietary rights of others. Also, we cannot assure you that others will not assert rights in, or ownership of, trademarks, designs and other proprietary rights of ours or that we will be able to successfully resolve these types of conflicts to our satisfaction. In addition, the laws of certain foreign countries may not protect proprietary rights to the same extent as do the laws of the United States. We may face significant expenses and liability in connection with the protection of our intellectual property rights outside the United States, and if we are unable to successfully protect our rights or resolve intellectual property conflicts with others, our business or financial condition may be adversely affected.

We believe that our patent and trademark application, should they ultimately be granted, will be generally sufficient to permit us to carry on our business. We cannot, however, be certain whether we will be able to secure patents or trademark protection for our intellectual property in the future or that protection will be adequate for future products. Further, we face the risk of ineffective protection of intellectual property rights in the countries where we expect to source and distribute our products. We cannot be sure that our activities will not infringe on the proprietary rights of others. If we are compelled to prosecute infringing parties, defend our intellectual property or defend ourselves from intellectual property claims made by others, we may face significant expenses and liability and necessary management attention to such matters, which could negatively impact our business or financial condition.

Our business may be negatively impacted as a result of changes in the economy and consumer spending.

Our business will depend on the general economic environment and levels of consumer spending that affect not only the ultimate consumer, but also retailers, our likely primary direct customers. Purchases of footwear tend to decline in periods of recession or uncertainty regarding future economic prospects, when consumer spending, particularly on discretionary items, declines. During periods of recession or economic uncertainty, we may not be able to maintain or increase our sales to customers, maintain sales levels, establish international operations on a profitable basis or create earnings from operations as a percentage of net sales. As a result, our operating results may be adversely and materially affected by downward trends in the economy or the occurrence of events that adversely affect the economy in general. Our operating results and margins will be adversely impacted if we do not grow as anticipated.

We may be unable to scale our operations successfully.

Our plan is to grow our business rapidly. Our growth, if it occurs as planned, will place significant demands on our management, as well as our financial, administrative and other resources. Our success will be heavily dependent on our ability to locate and hire a Vice President Sales, Vice president Finance/Operations and Vice President Design and Development. There is no guarantee that we will be able to locate and retain qualified personnel for such positions, which would likely hinder our ability to manage operations. Furthermore, we cannot guarantee that any of the systems, procedures and controls we put in place will be adequate to support the commercialization of our products or other operations. Our operating results will depend substantially on the ability of our officers and key employees to manage changing business conditions and to implement and improve our financial, administrative and other resources. If we are unable to respond to and manage changing business conditions, or the scale of our products, services and operations, then the quality of our services, our ability to retain key personnel and our business could be harmed.

RISKS RELATED TO OUR CAPITAL STRUCTURE

There is no assurance of an established public trading market, which would adversely affect the ability of our investors to sell their securities in the public market.

Although our common stock is listed on the OTC Bulletin Board, a regular trading market for the securities does not yet exist and may not exist or be sustained in the future. The NASD has enacted changes that limit quotations on the OTC Bulletin Board to securities of issuers that are current in their reports filed with the Securities and Exchange Commission. The effect on the OTC Bulletin Board of these rule changes and other proposed changes cannot be determined at this time. The OTC Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASD’s automated quotation system (the “NASDAQ Stock Market”). Quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers as are those for the NASDAQ Stock Market. Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their original offering price or at any price. Market prices for our common stock will be influenced by a number of factors, including:

•	the issuance of new equity securities pursuant to the share exchange transaction, or a future offering;
•	changes in interest rates;
•	competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
•	variations in quarterly operating results;
•	change in financial estimates by securities analysts;
•	the depth and liquidity of the market for our common stock;
•	investor perceptions of our company and the footwear industry generally; and
•	general economic and other national conditions.

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of outstanding stock in the public marketplace could reduce the price of our common stock.

Pursuant to the terms of the Share Exchange Transaction that we conducted with Skins Footwear Inc., we are filing a registration statement with the Securities and Exchange Commission to register the securities issued in two equity financings that that were conducted in connection with the Share Exchange Transaction in March 2006. A total of 3,000,000 units were sold in the private placements for an aggregate of $2,520,000. Each unit consisted of one common share of our company and one share purchase warrant exercisable at a price of $1.00 per share during the 30 month period following the date of issue. The registration statement will cover the subsequent resale by investors of shares of common stock or shares of common stock underlying warrants purchased in any such offering. Additionally, following the Share Exchange Transaction, former stockholders of Skins Footwear Inc., who received shares of our common stock in the Share Exchange Transaction, may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act (“Rule 144”), subject to certain limitations. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. As of the closing of the Share Exchange Transaction, 1% of our issued and outstanding shares of common stock was approximately 344,041 shares. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitations, by a non-affiliate that has satisfied a two-year holding period. Any substantial sale of common stock pursuant to any resale prospectus or Rule 144 may have an adverse effect on the market price of our common stock by creating an excessive supply.

Following the Share Exchange Transaction, the former principal stockholders of Skins Footwear Inc. have significant influence over our company.

Mark Klein, Michael J. Rosenthal, Stephen Hochberg, Geoffrey Dubey and Joshua Hermelin, each of whom were principal stockholders of Skins Footwear prior to the Share Exchange Transactions, beneficially own, in the aggregate, a majority of our outstanding voting stock following the Share Exchange Transaction. Mr. Klein became our President and Chief Executive Officer and Messrs. Rosenthal and Hochberg became directors of our company upon the closing of the Share Exchange Transaction. The former principal stockholders of Skins Footwear Inc. possess significant influence over our company, giving them the ability, among other things, to elect a majority of the Board of Directors and to approve significant corporate transactions. Such stock ownership and control may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company.

We may not be able to achieve the benefits we expect to result from the Share Exchange Transaction.

On November 2, 2005, we entered into the Share Exchange Agreement with all of the stockholders of Skins Footwear Inc. pursuant to which we agreed to acquire all of the issued and outstanding share capital of Skins Footwear Inc. in exchange for shares of its common stock. The Share Exchange Agreement was amended on February 1, 2006. On March 20, 2006, the Share Exchange Transaction closed, Skins Footwear Inc. became our wholly-owned subsidiary and our sole business operations became that of Skins Footwear Inc. Also, the management and directors of Skins Footwear Inc. became the management and directors of our company. We subsequently changed our name to Skins Inc.

The Share Exchange Transaction for various reasons, including:

•	the increased market liquidity expected to result from exchanging stock in a private company for publicly traded securities;
•	the ability to use registered securities to make acquisition of assets or businesses;
•	increased visibility in the financial community;
•	enhanced access to the capital markets;
•	improved transparency of operations; and
•	perceived credibility and enhanced corporate image of being a publicly traded company.

There can be no assurance that any of the anticipated benefits of the Share Exchange Transaction will be realized in respect to our new business operations. In addition, the attention and effort devoted to achieving the benefits of the Share Exchange Transaction and attending to the obligations of being a public company, such as reporting requirements and securities regulations, could significantly divert our management's attention from other important issues, which could materially and adversely affect our operating results or stock price in the future.

If we fail to maintain effective internal controls over financial reporting, the price of our common stock may be adversely affected.

Our internal control over financial reporting may have weaknesses and conditions that need to be addressed, the disclosure of which may have an adverse impact on the price of our common stock. We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations. In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting or disclosure of our public accounting firm’s attestation to or report on management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

Compliance with changing regulation of corporate governance and public disclosure will result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the public markets and public reporting. Our management team will need to invest significant management time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

Standards for compliance with Section 404 of the Sarbanes-Oxley Act of 2002 are uncertain, and if we fail to comply in a timely manner, our business could be harmed and our stock price could decline.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting, and attestation of this assessment by our company’s independent registered public accountants. The SEC extended the compliance dates for non-accelerated filers, as defined by the SEC. Accordingly, we believe that this requirement will first apply to our annual report for fiscal 2007. The standards that must be met for management to assess the internal control over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting. In addition, the attestation process by our independent registered public accountants is new and we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of our assessment by our independent registered public accountants. If we cannot assess our internal control over financial reporting as effective, or our independent registered public accountants are unable to provide an unqualified attestation report on such assessment, investor confidence and share value may be negatively impacted.

Our common stock is considered a “penny stock,” and is subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock is considered to be a “penny stock” since it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Securities Exchange Act for 1934, as amended (the “Exchange Act”). Our common stock is a “penny stock” because it meets one or more of the following conditions (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a “recognized” national exchange; (iii) it is NOT quoted on the Nasdaq Stock Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company that has been in business less than three years with net tangible assets less than $5 million.

The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock will be subject to the “penny stock” regulations set forth in Rules 15-2 through 15g-9 promulgated under the Exchange Act. For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor's account. Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

We do not foresee paying cash dividends in the foreseeable future.

To date, we have not declared or paid any cash dividends on our shares of common stock and currently intend to retain any future earnings for funding growth. We do not anticipate paying any dividends in the foreseeable future. As a result, you should not rely on an investment in our securities if you require dividend income. Capital appreciation, if any, of our shares may be your sole source of gain for the foreseeable future. Moreover, you may not be able to resell your shares in our company at or above the price you paid for them.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

In addition to historical information, this prospectus contains statements relating to our future business and/or results, including, without limitation, the statements under the captions “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis or Plan of Operation” and “Business.” These statements include certain projections and business trends that are “forward-looking” within the meaning of the United States Private Securities Litigation Reform Act of 1995. You can identify these statements by the use of words like “may,” “will,” “could,” “should,” “project,” “believe,” “anticipate,” “expect,” “plan,” “estimate,” “forecast,” “potential,” “intend,” “continue” and variations of these words or comparable words. Forward-looking statements do not guarantee future performance and involve risks and uncertainties. Actual results will differ, and may differ materially, from projected results as a result of certain risks and uncertainties. These risks and uncertainties include, without limitation, those described under “Risk Factors” and those detailed from time to time in our filings with the SEC, and include, among others, the following:

•	Our limited operating history;
•	Our lack of profits from operations;
•	Our ability to raise additional funds on acceptable terms or at all;
•	Our ability to successfully design, manufacture and commercialize our proposed product;
•	Our reliance on one unproven and undeveloped product type;
•	Rapidly changing consumer demands for footwear products;
•	Our unestablished brand;
•	The degree and nature of our competition;
•	Our ability to employ and retain qualified employees;
•	The limited trading market for our common stock; and
•	The other factors referenced in this prospectus, including, without limitation, under the sections entitled “Risk Factors,” “Management’s Discussion and Analysis or Plan of Operation,” and “Business.”

The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements. We cannot guarantee that any of the assumptions relating to the forward-looking statements specified in the following information are accurate, and we assume no obligation to update any such forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders, except for funds received from the exercise of warrants held by certain of the selling stockholders, if and when exercised. We plan to use the net proceeds received from the exercise of any warrants for working capital and general corporate purposes. The actual allocation of proceeds realized from the exercise of these securities will depend upon the amount and timing of such exercises, our operating revenues and cash position at such time and our working capital requirements. There can be no assurances that any of the outstanding warrants will be exercised.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is listed on the Over-the-Counter Bulleting Board under the trading symbol “SKNN.” Prior to April 18, 2006, our shares were listed under the symbol “LGIM.” No trading market for our common stock developed until March 20, 2006, the closing of the Share Exchange Transaction. The following table sets forth the high and low bid prices for our common stock for the periods noted, as reported by the National Daily Quotation Service and the Over-The-Counter Bulletin Board. Quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

	2006
	High	Low
Second Quarter (through April 13, 2006)	$1.15	$0.80
First Quarter	$1.25	$0.55

As of April 17, 2006, we have approximately 68 registered shareholders. The closing sales price of our common stock on April 17, 2006 was $1.02, as reported on the Over-the-Counter Bulletin Board.

DIVIDEND POLICY

We have not declared or paid any cash dividends on our common stock, and we currently intend to retain future earnings, if any, to finance the development of our business, and we do not expect to pay any cash dividends in the foreseeable future. The decision whether to pay cash dividends on our common stock will be made by our board of directors, in their discretion, and will depend on our financial condition, operating results, capital requirements and other factors that the board of directors considers significant. We currently intend to retain our earnings for funding development and growth and, therefore, do not expect to pay any dividends in the foreseeable future.

SUMMARY FINANCIAL INFORMATION

The following gives a summary of the most recent balance sheet data of Skins Footwear Inc. as of December 31, 2005 and the statements of operations data of Skins Footwear Inc. for the period from inception (May 18, 2004) through December 31, 2005. The Share Exchange Transaction was treated as a reverse merger of Skins Footwear for accounting purposes.  Concurrent with the closing of the Share Exchange Transaction, we terminated all prior operational activities conducted by Logicom.  Accordingly, our financial statements reflect the historical results of Skins Footwear prior to the Share Exchange Transaction. The information below is only a summary. You should also read the historical financial statements, the unaudited pro forma consolidated condensed financial statements (beginning on page 19), management's discussion and analysis and related notes for Skins Footwear Inc. contained elsewhere in this prospectus. We are providing financial and other information for informational purposes only. It does not necessarily represent or indicate what the financial position and results of our operations will be now that the Share Exchange Transaction has been completed.

Balance as of December 31, 2005
Current Assets	$36,533
Other Assets	64,777
Total Assets	$101,310

Current Liabilities	925,908
Stockholders’ (Deficit)	(824,598)
Total Liabilities and Stockholders’ (Deficit)	$101,310

From Inception (May 18, 2004) Through December 31, 2005
Revenue	$-
Total expenses	919,588
Interest expense	4,335
Unrealized loss on derivative instruments	20,589
Net loss	$(944,512)

UNAUDITED PRO FORMA CONSOLIDATED
CONDENSED FINANCIAL STATEMENTS

On November 2, 2005, Logicom Inc. (“Logicom,”), the registrant, entered into a share exchange agreement (the “Share Exchange Agreement” or “SEA”) with all of the stockholders of Skins Footwear Inc. (f/k/a Skin Shoes, Inc.) (“Skins Footwear”), pursuant to which Logicom agreed to acquire all of the issued and outstanding share capital of Skins Footwear in exchange for shares of its common stock. The Share Exchange Agreement was amended on February 1, 2006. On March 20, 2006, the Share Exchange Transaction closed, Skins Footwear became a wholly owned subsidiary of Logicom and Logicom’s sole business operations became that of Skins Footwear.

As result of the merger, former stockholders of Skins Footwear hold a majority of the voting interest in Logicom. This transaction will be accounted for as a reverse merger, with Skins Footwear being the acquirer for accounting purposes. The pre-acquisition financial statements of the accounting acquirer Skins Footwear will become the historical financial statements of the combined companies. This transaction will be accounted for as the issuance of common stock by Logicom in exchange for the common stock of Skins Footwear, accompanied by a recapitalization to reflect the legally issued and outstanding shares of the combined companies. Pre-acquisition stockholders’ equity of Skins Footwear will be retroactively restated for the equivalent number of shares of Logicom received by Skins Footwear stockholders in the merger, with differences between the par value of Logicom and Skins Footwear’s stock recorded as additional paid in capital.

On November 3, 2005, Logicom lent Skins Footwear the sum of $150,000 evidenced by a promissory note and secured by a general security agreement pledging all of the assets of Skins Footwear as security for the loan. The note bears interest at a rate of 5% per annum, payable monthly in arrears, commencing February 1, 2006. The note is due and payable on demand, provided Logicom not make demand until the earlier of the date of (a) completion of the transactions contemplated in the SEA or (b) termination of the Share Exchange Agreement.

This unaudited pro forma information should be read in conjunction with the consolidated financial statements of Logicom included in their quarterly report filed on Form 10-QSB for the nine months ended December 31, 2005, filed on February 17, 2006.

The following unaudited pro forma statement of operations for the year ended December 31, 2005, has been prepared in accordance with accounting principles generally accepted in the United States of America to give effect to the anticipated transaction as outlined in the Share Exchange Agreement dated November 2, 2005 and amended February 1, 2006. The pro forma statement of operations combines the results of operations of Skins Footwear and Logicom for the year ended December 31, 2005. Pro forma adjustments include the reversal of the unrealized loss on the derivative liability. The derivative liability was incurred because Skins Footwear had outstanding common shares plus potential common shares outstanding in excess of Skins Footwear authorized common stock amount. As a result of the merger the liability was cured since Logicom’s authorized common shares are greater than the common shares outstanding plus potential common shares.

The following unaudited pro forma balance sheet has been prepared in accordance with accounting principles generally accepted in the United States of America, which gives effect to the merger of Skins Footwear, the Share Exchange Agreement and the private placement offerings closed in relation to the merger as if the merger and related transaction occurred on January 1, 2005. Under the purchase method of accounting, the estimated cost of approximately $16,289,000 to acquire the common stock of Skins Footwear, was allocated to its underlying net assets in proportion to their respective fair values. As more fully described in the notes to the pro forma consolidated condensed balance sheet, a preliminary allocation of the excess of the purchase price, over the fair value of the net assets has been recorded as goodwill. At this time, the work needed to provide the basis for estimating these fair values of the net assets has not been completed. As a result, the final allocation of the excess of purchase price over the fair value of the net assets acquired could differ materially. Accordingly, a change in the fair value of the net assets acquired could have an impact on the Company’s financial statements.

These unaudited pro forma financial statements are prepared for informational purposes only and are not necessarily indicative of the future results that would have been achieved had the exchange of stock been consummated as of the dates specified above.

SKINS FOOTWEAR INC. (formerly known as SKIN SHOES, INC.)
(A Development Stage Company)
Pro Forma Consolidated Condensed Balance Sheet
December 31, 2005
(Unaudited)

				Pro forma	Skins Footwear
	Skins Footwear (A.)	Logicom (B.)		Adjustments	Pro forma
ASSETS
Current assets
Cash	$36,533	$445	D.	$2,370,000	$2,306,978
			G.	(100,000)
Prepaids	-	1,200			1,200
Promissory notes receivable	-	150,000	F.	(150,000)	-

Total current assets	36,533	151,645		2,120,000	2,308,178

Property and equipment, net	3,553	-			3,553
Patents, net	61,224	-			61,224
Investment acquisition costs	-	9,880	F.	(9,880)	-
Goodwill	-	-	F.	16,285,498	16,285,498
Total assets	$101,310	$161,525		$18,395,618	$18,658,453

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current liabilities
Accounts payable and accrued liabilities	$263,188	$24,999		$-	$288,187
Related party payables	80,351	-			80,351
Note Payable	150,000	-	F.	(150,000)	-
Derivative Liability	432,369	-	E.	(432,369)	-
Loan payable	-	33,293		-	33,293
Convertible debenture	-	150,000	C.	(150,000)	-

Total current liabilities	925,908	208,292		(732,369)	401,831

Stockholders' Deficiency
Common Stock	-	19,418	C.	18	3,440
			D.	282
			F.	(16,278)

Additional paid in capital	119,914	61,781	C.	149,982	19,252,365
			D.	2,369,718
			E.	411,780
			F.	16,139,190
Accumulated other comprehensive loss		(272)			(272)
Deficit accumulated in the development stage	(944,512)	(127,694)	E.	20,589	(898,911)
			F.	152,706
Treasury Stock			G.	(100,000)	(100,000)
Total stockholders' equity (deficiency)	(824,598)	(46,767)		19,127,987	18,256,622

Total Liabilities & Stockholders' Equity (Deficiency)	$101,310	$161,525		$18,395,618	$18,658,453

Notes to the Pro Forma Consolidated Condensed Balance Sheet (unaudited)

A.	Reflects the historical financial position of Skins Footwear, Inc. at December 31, 2005.
B.	Reflects the historical financial position of Logicom, Inc. at December 31, 2005.
C.
Pursuant to the Share Exchange Agreement, the $150,000 convertible debenture was converted into 178,572 shares of the Company at a conversion price of $0.84 per unit, with each unit consisting of one common share of the Company and on share purchase warrant.

D.	Private placement offering which occurred immediately prior to the closing of the Share Exchange Transaction. 2,821,428 units were sold for an aggregate $2,370,000. Each unit consists of one common share of the Company and one share purchase warrant.
E.	Reversal of the derivative liability. The pro-forma Company has sufficient common stock authorization to support the number of outstanding common shares and potential common shares.

F.
In connection with the merger the common stock of the Company has been adjusted net of expenses and the recordation of Goodwill associated with the transaction. Fair value of the common stock exchange is valued at $0.84 a share. The following represents the acquisition of Skins Footwear, Inc. and the preliminary allocation of the purchase price as of January 1, 2005. The final allocation of the purchase price will be determined based on a comprehensive final evaluation of the fair value of Skins Footwear, Inc. tangible assets and liabilities acquired:

Calculation of Purchase Price:

Fair value of Common Stock exchanged	$16,299,360
Transaction costs	(9,880)
Total Purchase Price	$16,289,480

Allocation of Purchase Price:
Assets acquired:
Cash	$20,982
Property and equipment	5,037
Patents	31,820
Accounts payable and accrued liabilities	(47,965)
Related party payables	(5,892)

Net assets acquired	3,982
Goodwill	16,285,498

Total purchase price	$16,289,480

G.	As part of the Share Exchange Agreement the Company repurchased 7,418,182 of its common stock from a shareholder for $100,000. The Company intends to hold these shares in treasury.
H.	In December 2005 the Company completed a 1 for 8.727273 forward stock split.

SKINS FOOTWEAR INC. (formerly known as SKIN SHOES, INC.)
(A Development Stage Company)
Pro Forma Consolidated Condensed Balance Sheet
For the Year Ended December 31, 2005
(Unaudited)

				Pro forma	Skins Footwear
	Skins Footwear (I.)	Logicom (J.)		Adjustments	Pro forma

Operating expenses:

Design and development	$93,892	$-		$-	$93,892

Selling, general and administrative	673,503	100,111		-	773,614

Total operating expenses	767,395	100,111		-	867,506

Operating Loss	(767,395)	(100,111)		-	(867,506)

Other income and (expenses)	(24,411)	4,797	K.	20,589	975

Net loss	$(791,806)	$(95,314)		$20,589	$(866,531)

Loss per share pro forma					$(0.03)

Weighted average number of common shares outstanding					34,404,006

Notes to the Pro Forma Consolidated Statements of Operations (Unaudited)

I.	Reflects Skins Footwear’s historical statement of operations for the year ended December 31, 2005.
J.	Reflects Logicom's historical statement of operations for the year ended December 31, 2005.
K.	Reversal of the derivative liability. The pro-forma Company has sufficient common stock authorization to support the number of outstanding common shares and potential common shares.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion of our financial condition and plan of operation should be read in conjunction with our financial statements and the related notes, and the other financial information included in this prospectus. With respect to this discussion, the terms “Skins,” “Company”, “we,” “us,” and “our” refer to Skins Inc. (formerly known as Logicom Inc.) and our wholly-owned subsidiary, Skins Footwear Inc. (formerly known as Skin Shoes, Inc.). This Management’s Discussion and Analysis or Plan of Operation describes the matters Skins considers to be important to understanding Skins’ history, technology, current position, financial condition and future plans. Our fiscal year begins on January 1 and ends on December 31.

The following discussion includes forward looking statements and uncertainties, including plans, objectives, goals, strategies, financial projections as well as known and unknown uncertainties. The actual results of our future performance may differ materially from the results anticipated in these forward-looking statements, as a result of any of the factors set forth under the caption “Safe Harbor Statement” under the Private Securities Litigation Reform Act of 1995, which provides a “safe harbor” for forward looking statements made by or on our behalf. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can not guarantee future results, levels of activity, performance or achievement.

HISTORY AND OVERVIEW

Skins Inc. (formerly known as Logicom Inc.), the registrant, was incorporated in the state of Nevada on January 23, 2004. We had planned to develop, market and support a voice interface software platform for the Chinese languages to serve as a standard set of software that would allow other software programmers and engineers to develop voice interface applications for the Chinese languages based on the software platform.

On November 2, 2005, we entered into a share exchange agreement (the “Share Exchange Agreement”) with all of the stockholders of Skins Footwear Inc., a Delaware corporation (formerly known as Skin Shoes, Inc.) (“Skins Footwear”), pursuant to which we agreed to acquire all of the issued and outstanding share capital of Skins Footwear in exchange for shares of our common stock (the “Share Exchange Transaction”). The Share Exchange Agreement was amended on February 1, 2006. On March 20, 2006, the Share Exchange Transaction was completed, Skins Footwear became our wholly-owned subsidiary and our sole business operations became that of Skins Footwear.

In April 2006, we changed our corporate name from “Logicom Inc.” to “Skins Inc.” and we changed the name of our operating subsidiary from Skins Shoes, Inc. to Skins Footwear Inc. Skins Footwear Inc. was originally organized in May 2004 as a New Jersey limited liability company under the name Skin Shoes, LLC and, in 2005, merged with Skins Footwear Inc., a Delaware corporation, whereby the corporation was the surviving entity.

DESCRIPTION OF THE COMPANY POST SHARE EXCHANGE

We are a development stage company. We have not yet realized any revenues from our planned operations. We intend to initially design, manufacture and market high quality men’s and women’s footwear. Our primary activities have been conducting research and development, performing business, strategic and financial planning, and raising capital.

We have designed and continue to develop an innovative footwear product - a two-part footwear structure consisting of an outer collapsible “Skin” and an inner orthopedic support section called the “Bone.” This structure enables consumers to purchase one inner section and an multiple outer skins - resulting in multiple style variations from the same pair of inner section, with the same feel and fit despite the type of Skin being worn. The Skins product concept is patent pending.

We anticipate marketing our products via traditional footwear channels, non-traditional apparel channels, the Internet and other retail locations that traditionally do not have a footwear department. Due to the interchangeability of a Skin and a Bone, a consumer will know how the product will fit and feel once they own a Bone, allowing the customer to purchase a Skin from various venues without having to try on the product.

Our objective is to create a new attire concept that allows and encourages consumers to more frequently change their footwear - positioning the Skins concept between footwear and apparel.

Our footwear will initially be designed with an active, youthful lifestyle in mind. We will initially design most of our styles to be fashionable and marketable to the 18- to 35-year old consumer, with consideration in the future to lines that will appeal to the broad cross-section of the population.

As of December 31, 2005, we had a working capital deficiency of $889,375, had no established source of revenues and had accumulated losses of $944,512 since inception. Included in these accumulated losses is the transfer of net liabilities of $32,312 from a predecessor entity as of May 18th 2004, the date of inception. Our ability to continue as a going concern is dependent upon achieving production, sales, profitability and our ability to obtain the necessary financing to meet our obligations and pay our liabilities arising from normal business operations when they come due. The outcome of these matters cannot be predicted with any certainty at this time and raise substantial doubt that we will be able to continue as a going concern. The financial statements contained in this prospectus do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should we be unable to continue as a going concern. We anticipate that additional funding may be both in the form of equity financing from the sale of common shares and asset based financing or factoring.

Principal Terms of the Share Exchange

Pursuant to the terms of the Share Exchange Agreement, Logicom:

•
provided a loan to Skins Footwear in the sum of $150,000 evidenced by a promissory note and secured by a general security agreement pledging all of the assets of Skins Footwear as security for the loan;

•	repurchased all of the shares of common stock of Logicom owned by Wayne Weaver for the sum of $100,000;

•
effected a stock split that resulted in the shareholders of Logicom, after adjustment for the repurchase of Mr. Weaver’s shares, holding an aggregate of 12,000,006 common shares prior to the closing of the Share Exchange Transaction;

•
issued to the stockholders of Skins Footwear, at the closing of the Share Exchange Transaction, 19,404,000 common shares of Logicom in exchange for all of the issued and outstanding shares of Skins Footwear (of these 19,404,000 common shares, 1,404,000 shares are held in escrow by Logicom and are subject to partial and full return to Logicom contingent upon the number of share purchase warrants exercised by investors in Logicom within a period of 30 months following the closing of private placements and the Share Exchange Transaction on March 20, 2006)

•
assumed, at the closing of the Share Exchange Transaction, Skins Footwear’s 2005 Incentive Plan and stock option agreements entered into between Skins Footwear and certain persons who have received stock options from Skins Footwear pursuant to its 2005 Incentive Plan;

•
appointed Mark Klein, the President of Skins Footwear, to the office of President and Chief Executive Officer of Logicom and accepted the resignation of Gary Musil, Logicom’s former President, from that office, effective at the closing of the Share Exchange Transaction; and

•
increased the number of directors of Logicom to five and elected as directors of Logicom at the completion of the Share Exchange Transaction all four of the current directors of Skins Footwear (i.e., Mark Klein, Michael J. Rosenthal, Stephen Hochberg and Steve Reimer).

The Share Exchange Transaction was completed on March 20, 2006.

The Private Placements

Logicom, pursuant to the Share Exchange Agreement, effected two private placement transactions in which we sold a total of 3,000,000 units and raised an aggregate of $2,520,000.

In the first private placement, which occurred on November 2, 2005, Logicom sold one convertible debenture in the amount of $150,000 to one offshore investor. The convertible debenture was convertible into 178,572 units at a conversion price of $0.84 per unit, with each unit consisting of one share of common stock of our company and one share purchase warrant. Pursuant to the terms of the convertible debenture, the conversion of the debenture into units occurred automatically upon the completion of our Share Exchange Transaction on March 20, 2006. The share purchase warrants are exercisable for a period of thirty months from the date of issue at an exercise price of $1.00 per share.

In the second private placement, which occurred immediately prior to the closing of the Share Exchange Transaction on March 20, 2006, Logicom closed a private placement of units to purchase its common stock and warrants pursuant to a subscription agreement. Each unit consisted of one share of common stock of Logicom and one share purchase warrant convertible at an exercise price of $1.00 per share at any time upon election of the holder during the 30 month period following the date of issue. A total of 2,821,428 units were sold in the second private placement for an aggregate of $2,370,000. We agreed to register all of the securities issued pursuant to the first and second private placements.

Immediately after the closing of the Share Exchange Transaction and the private placements, we had 34,404,006 outstanding shares of common stock, options to purchase 2,109,375 shares of common stock and warrants to purchase 3,000,000 shares of common stock.

Product and Technology

Management believes that the Skins concept has advantages that eliminate a large part of traditional footwear manufacturing - including the stretching, shaping and stiffening normally found in footwear construction. The engineering of the Bone and Skin allows for a pressure fit attachment, removing the need for any type of fasteners, like hooks, Velcro, or buttons. The Bone is an exact fit to its corresponding Skin in the same size, meaning that despite the type of Skin the consumer purchases, no matter the shape or style, the Skin will fit as long as it is the same size as the Bone.

The Skin by itself is a shapeless, thin material upper made from traditional materials found in shoemaking that has been stitched and glued to a hollowed-out from the inside outsole. The outsole is part of the actual Skin and changes accordingly with each new Skin design. The Skin cannot be worn on its own. Without the Bone, the Skin is fully collapsible, and offers no shape or support. As a result, traveling with multiple skins and a single Bone may be less difficult than packing multiple pairs of shoes.

The Bone represents the inner structure and support of the product. It is made up of an orthopedic midsole, a shock absorbent heel, a supporting heel counter and a protective toe box. The Bone was designed to be as minimalist and timeless as possible. It is designed to provide the consumer with fit and comfort, and such fit and comfort may be felt no matter which Skin is being worn. The Bone is designed such that it can only be worn once it is inside the Skin and not on its own.

These two components of Skin and Bones, when combined, create a full shoe. Management believes that the key characteristics of the Skin and Bones are as follows:

•	Fully collapsible Skins, allowing for minimal room to store and pack numerous pairs;
•	The same fit and feel for every Skin purchased in the same size, no matter the style or function of the Skin; and
•	Interchangeable uppers, which allow the consumer to constantly switch Skins to match and correspond with their apparel and activity.

Patent Application

We have applied for a U.S. patent relating to its Modular Shoe System. We have also filed international (PCT) Patent App. No. PCT/US04/33446 for its Modular Shoe System on October 7, 2004.  There is a 30-month deadline for national and/or regional entry based on this PCT application, which falls on April 10, 2006.

PLANNED OPERATIONS

Product Development

We will concentrate on our core design and development of the Skin and Bone product, while outsourcing the production requirements to third parties. Production requirements are currently being handled by the Atsco Footwear, LLC, our exclusive sourcing agent.

A fully developed Bone is estimated to be completed by August 2006 in addition to new production Skins estimated by August 2006. The focus is on creating a high-end line of Skins priced at approximately $80-$125-$150. The Company is engaging material manufacturers and tanneries in an attempt to achieve these results.

Sourcing

We have entered into a sourcing and buying agent agreement with Atsco Footwear, LLC pursuant to which Atsco Footwear will be responsible for sourcing, commercialization and product line review. According to the agreement, Atsco Footwear will be the exclusive sourcing and development agent for us and will assist us in developing a fit-and-wear tested marketable product. Atsco is responsible for the factory development and output as well as delivery, scheduling, supplier deadlines and other related matters. We will pay commissions to Atsco Footwear for its services under the agreement primarily based on merchandise sourced by Atsco Footwear and shipped to us. Our agreement with Atsco Footwear has a term of one year through February 2007 and may be extended at the option of either party for an additional year.

Planned Distribution

We plan to act as a wholesaler and market our products to specialty, department and Internet retail locations via our marketing and branding efforts.

We will consider the children’s market and more mainstream middle-market retailers once our brand is more established. We may also consider licensing our technology in the future.

Our current plan is to do a test distribution in May through June 2006 with six to eight select retailers followed by a more significant brand launch during the July-August 2006 timeframe.

Additional Projects

We are in the process of locating and hiring a Sales Director as well as a Chief Financial Officer and Chief Operating Officer. These individuals will assist in executing the above-described product launches. Product distribution will be outsourced initially.

We plan to launch a commercial website by the end of April 2006.

Off Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

DESCRIPTION OF BUSINESS

Overview

We have designed and continue to develop a two-part, footwear structure consisting of an outer collapsible “Skin” and an inner orthopedic support section called the “Bone.” The design will allow consumers to purchase one inner section and numerous outer Skins, resulting in multiple style variations from the same pair of shoes, with the same feel and fit despite which Skin is being worn.

Our management hopes that its product concept will act as the link between the traditional footwear industry and the apparel industry - allowing consumers to view Skins like a shirt, changing them frequently, matching skins to an outfit or supporting their favorite sports team with a Skin fitted with the team’s logo.

Since consumers typically prefer to try on shoes before a purchase, footwear sales traditionally occur in locations that have footwear-selling expertise. We believe we should be able to market our products via traditional footwear channels but also via non-traditional channels including the Internet and retail locations without a footwear department. Once a consumer owns a Bone, any Skin purchased in the same size will fit and a consumer will not need to be concerned as to the fit or feel of the product at that point, allowing the purchase of a Skin to be done through non-traditional footwear channels.

The Skins Product Concept

We believe that there are few, if any, methods for a consumer to change the look of their shoe other than buying multiple pairs, in multiple colors, or multiple styles. With the average price of high quality shoes ranging anywhere from $100 and up, the purchase of new shoes can be a costly proposition for consumers.

We seek to address two fundamental concerns on the part of the consumer: cost and style. We hope that our product could serve as an answer to the fashion and cost conscience consumers by allowing consumers to purchase one basic shoe and to create a multitude of different looks, colors and styles, based on the additional Skins they purchase. Instead of potentially spending more money on a few pairs of shoes, a consumer could have an increased number of choices of styles at a similar cost.

Other markets have already launched products that exploit the concept of cost and style in terms of interchangeability. Within the watch market, companies offer cost effective, fashionable watches that have interchangeable straps and faces. Within the sunglasses market, some companies have many fashion-focused models with interchangeable lenses. Even in the cellular phone market, cellular phone manufacturers offer interchangeable covers that are purely a fashion statement.

The Bi-Sectional System

We have designed and continue to develop a line of footwear products based on our modular shoe system built with two sections: the Bone and the Skin. The Skins products are designed to be easy to use, comfortable, and employ quality craftsmanship. The inner section - or the Bone - is made from a mold utilizing advanced light-weight and resilient synthetic materials. The Bone is designed to be a consistent source of comfort and support, without regard to changing styles and fashions. The outer section - or the Skin - is expected to represent our core product. It is expected that Skins will be created with various combinations of toe shapes, materials, fabrics, leather and outsole treads. We expect to launch numerous styles per season for each targeted consumer group.

Design and Development

Our principal goal in product design is to generate new and exciting interchangeable footwear with classic contemporary and progressive styles. All of our footwear will be designed with an active lifestyle in mind. We will design most of our styles to be fashionable and marketable to the 18 to 35 year-old consumer, with most lines appealing to the broad cross-section of the population. Any success of the Skins product may be related to:

•	The unique interchangeable Skin concept,

•	Our ability to recognize trends in the footwear market, and
•	A product design that anticipates and accommodates consumers’ ever-evolving preferences.

Our technology is designed to allow consumers to continually change Skins to fit their respective fashion and functional needs. We will attempt to identify, interpret and translate current and emerging lifestyle trends in the design of our footwear. We expect to obtain lifestyle trend information through various methods intended to monitor changes in the culture and society, including:

•	Review and analysis of modern music, television, cinema, clothing and other trend-setting media,
•	Travel to domestic and international fashion markets to identify and confirm current trends,
•	Consultation with retail customers for information on current retail selling trends,
•	Participation in major footwear tradeshows to stay abreast of popular brands, fashions and styles, and
•	Subscription to various fashion and color information services.

We expect that our footwear design process will typically begin approximately nine months prior to the start of a season. Our products will be designed and developed by our in-house staff and freelance design agencies. To promote innovation and brand relevance, we expect to utilize dedicated design teams that focus on each of the men’s, women’s, and children’s categories and report to our chief design executive, once we are able to locate and hire a person for this position. We anticipate that the design process will be collaborative whereby design staff will meet with retail and merchandising and sales and production personnel to refine the design to our perceived demand of the markets. After the designers arrive at a consensus regarding the fashion themes for the coming season, the designers then translate these themes into products. These variations will include variations in product color, material, structure and decoration, which are arrived at after close consultation with the those involved in design and production.

After a design is complete, we will create prototype blueprints and specifications and forward them to our third-party manufacturers, which will then forward the design prototypes back to our design team. We plan to allow our major retail customers, if any, to review upcoming design concepts prior to release. We believe that input from these retailers could assist us in predicting consumer reaction to our latest designs and afford us an opportunity to foster a collaborative relationships with our customers. Our design teams will be able to modify and refine a design based on customer input.

Business Strategy

Footwear manufacturers may expect a limited number of purchases from consumers since footwear is commonly viewed by consumers as functional attire. The Skins product concept is designed to change the consumer view of footwear from a functional requirement to a fashionable accessory. The consequence is that we may be able to market, sell and distribute in a similar manner as an apparel entity.

We will concentrate on our core design and development of the Skin and Bone product, while outsourcing the production requirements to third parties. We have engaged Atsco Footwear, LLC as our exclusive sourcing agent to source production from one or more factories in China.

We plan an initial strategy of developing our own brand. In the future, we intend to license to existing brands to maximize our market exposure and product distribution, in addition to working with the orthopedic market in supplying Bones without foot-beds to orthopedic insole manufacturers to allow for orthopedic fitted Bones for individuals with orthopedic needs. We expect to act as a wholesaler, marketing our products to specialty, department and Internet retail locations via marketing and branding efforts.

We intend to begin with a line of men’s shoes, followed closely by a women’s shoes. We plan to introduce our product to fashion mavens, trendsetters and early adopters, in an attempt to build brand equity and focus on exclusive specialty shops that sell high-fashion quality apparel products for the young, casual consumer. After establishing our brand, we plan to broaden our distribution with more mainstream middle-market retailers, and then begin to enter the children’s market and license our technology to other manufacturers.

Marketing Strategy

We expect that our marketing strategy will consist of the following elements.

Product Diversity

We expect that product diversity will be a key marketing strategy. Initially, we plan to invest only the required time and money for the design and development of our initial line of products. Following the initial stages of our market penetration, if any, we plan to expand our product line and increase the number of retail channels through which our products are sold. We believe that the strategy of continuously diversifying our products will occur as we build and develop our retail distribution channels. We expect to expand our products beyond style and casual footwear into casual-dress and athletic footwear as well. In addition, by diversifying our products, we may be able to expand our target groups as well.

Branding

We believe that a well-recognized brand is an important element for success in the footwear and apparel industry. We will attempt to position our brand name as a casual, active, youthful brand that represents quality, comfort and design innovation. Our senior management will be directly involved in shaping our image and the conception, development and implementation of its advertising and marketing activities. We intend to aggressively promote our brand through a comprehensive marketing campaign. We hope that this campaign, which will be image-oriented and product specific, will eventually result in a high level of recognition of the Skins brand across a variety of footwear and apparel categories.

Advertising

We anticipate that our advertisements will generally seek to build and increase brand awareness by linking the Skins brand to youthful, contemporary lifestyles and attitudes, rather than exclusively marketing a particular Skins footwear product. We will market the Skins name to represent flexibility, managing the brand and product design towards evolving footwear and apparel fashions and consumer lifestyle preferences.

We intend to employ a multi-phased advertising strategy that we hope will expand with our advertising requirements and investment capabilities. Within this strategy, we plan to initially utilize specialized unconventional tactics and approaches and later expand into a traditional portfolio of marketing campaigns.

Initially, we plan to utilize a cost sensitive and effective means to reach our targeted customer base. We expect to use this marketing phase within our first phase of growth and expansion strategy, targeting the fashion centers within the US, Europe, and Asia/Australia.

Once, and if, we reach certain predetermined levels of sales, we plan to invest monetary and human capital to expand our advertising campaigns into a traditional portfolio marketing campaign that is based on management of our marketing and advertising portfolio.

Promotional Activities

Endorsements: We plan on signing celebrities to endorse the Skins brand name and image in the coming years and to focus marketing efforts for our products among specific consumer groups. We anticipate that high profile and diverse appeal of celebrities may be able to assist the Skins brand to reach new markets.

Entertainment Promotions: Our promotional strategies are expected to include in-store specials, concert promotions, product tie-ins and giveaways, sporting events and radio stations.

Sourcing and Production

Outsourcing

Due to labor cost benefits, we plan to utilize contract manufacturers in developing countries to act as the primary producers of our products. The use of contract manufacturers may increase our production flexibility and capacity while at the same time reducing capital expenditures and avoiding the costs of managing a large production work force. We expect to attempt to use the same contract manufacturers in an attempt to enhance continuity and quality while controlling production costs. As we grow, we will monitor our selection of independent factories to ensure that we do not become over dependant on one or more factories.

We have entered into a sourcing and buying agent agreement with Atsco Footwear, LLC pursuant to which Atsco Footwear will be responsible for sourcing, commercialization and product line review. According to the agreement, Atsco Footwear will be the exclusive sourcing and development agent for us and will assist us in developing a fit-and-wear tested marketable product. Atsco is responsible for the factory development and output as well as delivery, scheduling, supplier deadlines and other related matters. We will pay commissions to Atsco Footwear for its services under the agreement primarily based on merchandise sourced by Atsco Footwear and shipped to us. Our agreement with Atsco Footwear has a term of one year through February 2007 and may be extended at the option of either party for an additional year.

Inventory Risks

Due to the nature of the our planned “high level” of style and fashion, inventory risks will be higher, since fashions can change quickly and past styles can be rapidly considered obsolete. We will attempt to reduce the risk of overstocking by:

•	assessing demand for our products by soliciting input from our customers and monitoring retail sell-through processes,
•	analyzing historical and current sales and market data to develop internal product quantity forecasts,
•	seeking to share inventory risks with retail channels as much as possible, and
•	considering to employ conservative inventory models.

Growth and Expansion Strategy

We plan to expand our operations in three primary segments:

Region by Region

We will launch our operations in the U.S. and attempt to maintain those operations throughout the our planned growth period. We expect to expand into developed countries in Western Europe and throughout the world. This expansion process may be expedited via licensing agreements with multinational apparel brands.

Demographics

We believe that the Skins core product concept is suitable for all ages. We believe that the key advantages of the product concept will initially attract the most fashion-savvy age group - the 18 to 35 year olds. When and if the product concept becomes more widely known, we plan to expand our demographic focus of the product concept to the 5 to 55 year old market segments.

Distribution

Initially, we will market our products to specialty retail stores and chains in the U.S. When and if our brand becomes more widely known and the product concept is more widely accepted, we will seek to establish licensing agreements with branded apparel companies. The third phase of distribution may include self-managed Skins concept stores in the heart of a major metropolitan shopping areas acting primarily as a marketing tool.

Pricing Strategy

We will target our Skins footwear products to the purchasers of higher end lifestyle oriented and casual footwear. Consequently, the average wholesale price that we hope to receive for a Skins product package (i.e., one Bone and two outer Skins) from our retail distribution channels will be approximately $65, with a reduction in price to approximately $60 per package for orders of larger quantity. Due to the ability of consumers to purchase outer Skins separately from the inner Bone, and to increase a collection of outer Skins to use with one single inner Bone, we hope that the average income received per consumer will gradually increase over time - from approximately $65 to $95 - since each consumer could purchase more Skins to capitalize on the cost advantages of the Skins product assortment.

Competition

We will face intense direct and indirect competition.

•
Direct Competition: We will primarily offer primarily lifestyle, athletic and dress-casual shoes. Consequently, all footwear companies that can be defined within those categories will be competition for us.

•
Indirect Competition: In addition, due to the unique Skins product concept that involves interchangeability, we should be able to utilize the distribution patterns of the apparel market, including Internet and catalog sales, and via specialty retail distribution without the requirement of a footwear department. This opportunity widens our competition to include apparel companies that do or potentially will offer footwear products with their respective brand. These companies are defined as indirect competition, since we will target these companies as potential retail distribution points and for possible licensing agreements.

The apparel and footwear industries are extremely competitive and highly fragmented. This is most likely due to low barriers to entry. All that is required to enter the industries are clothing designs that appeal to department store and/or specialty store buyers. If a designer receives orders, he or she can contract the production of the item to a low-cost, independent manufacturer, usually outside the United States. In many areas, the barriers to entry are insignificant. These industries are characterized by simple technologies, low fixed assets per employee and ease of expansion through the use of contractors.

Although entering into the apparel and footwear may be relatively simple, being successful in the industry is much more difficult. The strength of large retailers is a major challenge to many designers, including us. As retailers shrink their inventories and place orders closer to the time that merchandise will be needed, designers and manufacturers are forced to assume more inventory risk.

Employees

As a development stage company, and even as we begin selling our product, we plan to rely on outside consultants and resources in an attempt to control our costs and expenses. Accordingly, as of December 31, 2005, we employed one full-time employee and two part-time employees, of which one worked in administration and one worked in product development. Neither of our employees are covered by a collective bargaining agreement.

Facilities

We currently have no facilities or office space, either owned or leased. We are seeking to establish an office in New York City as our headquarters.

Legal Proceedings

We are not a party to any material legal proceedings.

MANAGEMENT

Directors and Senior Management Following the Share Exchange Transaction

The following table sets forth the name and position of each of the our directors and executive officers immediately after the closing of the Share Exchange Transaction on March 20, 2006.

			Year First Appointed
Name	Age	Position	Officer or Director of Skins
Mark Klein	31	President, Chief Executive Officer, Director	2005

Michael J. Rosenthal	62	Director and Chairman of the Board	2005

Stephen Hochberg	58	Director	2005

Steve Reimer	62	Director	2005

Gary Musil	55	Director	N/A

Mark Klein

Mr. Klein began working on the business concept behind the predecessor of Skins Footwear Inc (formerly known as Skins Shoes, Inc.), Skin Shoes LLC, in 2002 and was appointed President and Chief Executive Officer of Skins Shoes LLC on May 18, 2004. From 2001 to 2002, he served as the Sales Director on ICQ Mobile, the mobile instant messaging division of AOL Time Warner, where he set sales and marketing strategies for ICQ’s Value Added Service (VAS) wireless operations and handled technical and marketing deployments and workshops with operators. From 1999 to 2000, he acted as a senior marketing and sales executive for both Comverse Network Systems and Oraios.com, where he directed, created and implemented sales and marketing initiatives. Mr. Klein launched his executive career from 1997 through 1999 as the Sales Director of Convertbond.com, where he managed the business development and sales strategy for the online financial portal.

Stephen Hochberg

Mr. Hochberg was appointed to the Board of Directors of Skins Footwear Inc. in August 2005. Since 1999, Mr. Hochberg has served as Chief Executive Officer of Mage, LLC, an international business and management-consulting firm that has helped more than 600 companies achieve their organizational and strategic goals. Mage specializes in creating value through leadership coaching, high-powered team building, strategic planning, organizational development and financial counsel. Mage is committed to the continuous improvement of its clients’ capabilities, offering a full menu of tailored management, organizational and financial advisory services.

Steve Reimer

Mr. Reimer joined Skins as a Director in October 2005. From 1986 to 2001, he served as Senior Vice President of Kohl’s Department Store. From 2001 to the present, he has served as a consultant to B.T.M. Consulting.

Michael J. Rosenthal

Mr. Rosenthal was appointed Chairman of the Board of Directors of Skins Footwear Inc. in October 2005. Since 1986, Mr. Rosenthal has served as Chairman and President of M.J. Rosenthal and Associates, Inc., an investment and consulting company. From 1984 to 1986, Mr. Rosenthal was a partner and managing director of Wesray Capital Corporation, an equity investment firm. From 1976 to 1984 , Mr. Rosenthal served as a partner and a Managing Director of the Mergers and Acquisitions Department of Donaldson, Lufkin & Jenrette, Inc. an investment banking firm. During 2002 and 2003, Mr. Rosenthal served as Chief Restructuring Officer for Foster Wheeler Ltd. Mr. Rosenthal also serves as a director of MAXXAM, Inc., The Pacific Lumber Company, Nobel Learning Communities, Inc. and as a director and Treasurer of the Horticultural Society of New York. Over the last several years, Mr. Rosenthal has also served as Chairman, a director and/or Chief Executive Officer of a number of companies including American Vision Centers, Inc.; Northwestern Steel & Wire Company; Star Corrugated Box Co., Inc. Vector Distributors, Inc; Western Auto Supply Company; and Wilson Sporting Goods Company.

Gary Musil

Mr. Musil was appointed President, Secretary, Treasurer and a Director of Logicom Inc. on June 17, 2005 and resigned his positions upon the completion of the Share Exchange Transaction on March 20, 2006. Mr. Musil is currently a Director of Liberty Star Gold Corp., a Securities and Exchange Commission reporting issuer, and has been a Director and Officer of two other Securities and Exchange Commission reporting issuers. Mr. Musil is also a Director and Officer of four TSX Venture Exchange listed public companies.

Family Relationships

There are no family relationships among the individuals that comprise our Board of Directors and Executive Officers.

Director Compensation

We have an established policy to provide compensation to members of our Board of Directors for their services in that capacity. Directors are compensated $10,000 per year and are eligible for option grants for their services. Stephen Hochberg and Steven Reimer were each granted options to purchase 421,875 shares of our common stock.  The options vest one-thirty sixth per month. In addition, the Chairman of our Board, Michael J. Rosenthal, receives $90,000 per year as compensation for his services. Diectors are reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at Board meetings.

The Board of Directors and Committees

Our Board of Directors does not maintain a separate audit, nominating or compensation committee. Functions customarily performed by such committees are performed by our Board of Directors as a whole. We are not required to maintain such committees under the rules applicable to companies listed on the OTC Bulletin Board. None of our independent directors qualify as an "audit committee financial expert."

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation for Skins Footwear Inc. for the year ended December 31, 2005 of our chief executive officer and other executive officers whose annual salary and bonus exceeded $100,000 in such years (collectively, the “Named Executive Officers”).

		Annual Compensation

Name and Position	Year	Salary($)	Bonus ($)

Mark Klein(1)	2005	$11,108	--
President and Chief Executive Officer	2004	18,263	--

(1)
Mr. Klein was the President of Skin Shoes LLC, which was formed in 2004, and became the President and Chief Executive Officer of Skins Footwear Inc. in 2005. Mr. Klein was appointed President and Chief Executive Officer of Skins Inc. (formerly known as Logicom Inc.) upon the closing of the Share Exchange Transaction on March 20, 2006.

Employment Agreements

On the closing the Share Exchange Agreement, we entered into an employment agreement with Mark Klein to serve as our President and Chief Executive Officer. The duration of the employment agreement is three years unless terminated earlier pursuant to the terms and conditions of the agreement. The agreement provides for a base salary of $150,000 per year and an annual incentive bonus of up to 50% of the base salary based on annual volume and net profit of our company. Pursuant to the terms of the employment agreement, Mr. Klein will not disclose to any third party any confidential information or trade secrets of our company during and after the term of the employment agreement. In addition, Mr. Klein agreed not to solicit away any customers or employees of our company during the term of the employment agreement and one year after the termination of his employment. Mr. Klein also agreed not to compete, either directly or indirectly, with the business of our company in the United States for a period of one year from the termination of his employment with us.

Option Grants in 2005

There were no option grants to Named Executive Officers in 2005.

Aggregated Option Exercises in 2005 and Option Values at December 31, 2005

There were no option exercises by Named Executive Officers in 2005.

Skins 2005 Incentive Plan

In connection with the Share Exchange Transaction, we assumed the Skins 2005 Incentive Plan as the stock option plan of Skins Inc. The 2005 Incentive Plan provides for the granting of stock options, stock appreciation rights, restricted shares, and other stock-based awards for employees, directors and consultants. Immediately after the closing of the Share Exchange Transaction, we assumed share purchase options granted under the 2005 Incentive Plan to purchase an aggregate of 2,109,375 shares at an exercise price of $0.80 per share.

Security Ownership Of Certain Beneficial Owners And Management

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or become exercisable within 60 days of March 20, 2006, the closing date of the Share Exchange Transaction, are deemed outstanding even if they have not actually been exercised. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Immediately after the closing of the Share Exchange Transaction, we had 34,404,006 outstanding shares of common stock, warrants to purchase 3,000,000 shares of common stock and options to purchase 2,109,375 shares of common stock.

The following table sets forth certain information with respect to beneficial ownership of the our common stock immediately after the closing of the share exchange transaction, by (i) each director, (ii) each executive officer, (iii) shareholders of 5% or more, and (iv) all directors and executive officers as a group. Unless otherwise indicated in the table, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name, subject to community property laws, where applicable. Unless otherwise indicated in the table, the address of each stockholder listed in the table is c/o Skins Inc., 54 West 21st Street, # 705, New York, NY 10010.

Title of Class	Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class

	Directors and Executive Officers:

Common Stock	Mark Klein President, Chief Executive Officer and Director	9,758,221(1)	28.4%
Common Stock	Stephen Hochberg Director	458,393(2)	1.1
Common Stock	Steve Reimer Director	70,313(3)	*
Common Stock	Michael J. Rosenthal Director and Chairman	970,200(4)	2.8
Common Stock	Gary Musil Director	--	--
Common Stock	Executive Officers and Directors as a group (5 persons)	11,257,127(5)	32.6%

	5% or more Stockholders

Common Stock	Geoffrey Dubey	3,068,743	8.9
Common Stock	Joshua Hermelin	3,382,603	9.8

 * Less than 1%.

(1)
Includes 706,068 shares of common stock that are held in escrow and subject to partial and full return to Skins Inc. contingent upon the number of share purchase warrants exercised by investors in Skins Inc. within a period of 30 months following the closing of private placements and the Share Exchange Transaction.

(2)
Includes 388,080 shares held by Mage Capital Partners LLC. Mr. Hochberg is President and control person of Mage Capital Partners LLC and may be deemed to have voting and investment power over the shares held by Mage Capital Partners LLC. Mr. Hochberg disclaims beneficial ownership of the shares held by Mage Capital Partners LLC except to the extent of his pecuniary interest therein. The shares held by Mage Capital Partners LLC include 28,080 shares of common stock that are held in escrow and subject to partial and full return to Skins Inc. contingent upon the number of share purchase warrants exercised by investors in Skins Inc. within a period of 30 months following the closing of private placements and the Share Exchange Transaction. Also includes 70,313 shares underlying options currently exercisable or exercisable within 60 days of March 20, 2006.

(3)	Includes 70,313 shares underlying options currently exercisable or exercisable within 60 days of March 20, 2006.

(4)
Includes 70,200 shares of common stock that are held in escrow and subject to partial and full return to Skins Inc. contingent upon the number of share purchase warrants exercised by investors in Skins Inc. within a period of 30 months following the closing of private placements and the Share Exchange Transaction.

(5)	Includes 140,626 shares underlying options currently exercisable or exercisable within 60 days of March 20, 2006.

Indemnification of Directors and Executive Officers and Limitation of Liability

The General Corporate Law of Nevada empowers a company incorporated in Nevada, such as us, to indemnify its directors and officers under certain circumstances.

Our Certificate of Incorporation and Articles provide that no director or officer shall be personally liable to us or any of our stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of such director or officer unless such acts or omissions involve material misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of the General Corporate Law of Nevada.

Our Bylaws provide that no officer or director shall be personally liable for any obligations of us or for any duties or obligations arising out of any acts or conduct of the officer or director performed for or on our behalf. The Bylaws also state that we will indemnify and hold harmless each person and their heirs and administrators who shall serve at any time hereafter as a director or officer from and against any and all claims, judgments and liabilities to which such persons shall become subject by reason of their having heretofore or hereafter been a director or officer, or by reason of any action alleged to have heretofore or hereafter taken or omitted to have been taken by him or her as a director or officer. We will reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability, including power to defend such persons from all suits or claims as provided for under the provisions of the General Corporate Law of Nevada; provided, however, that no such persons shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his (or her) own negligence or willful misconduct. Our Bylaws also provide that we, our directors, officers, employees and agents will be fully protected in taking any action or making any payment, or in refusing so to do in reliance upon the advice of counsel.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons under Nevada law or otherwise, we have been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Skins Footwear Inc.

Skins Footwear Inc. is our wholly-owned subsidiary. We have interlocking executive and director positions with Skins Footwear Inc., except that Gary Musil is not a director of Skins Footwear Inc. but is a director of our Board.

March 2006 Share Exchange Transaction

In March 2006, we completed the Share Exchange Transaction with Skins Footwear Inc (formerly known as Skins Shoes, Inc.). At the closing, Skins Footwear Inc. became a wholly-owned subsidiary of Skins Inc. (formerly known as Logicom Inc.) and all outstanding securities of Skins Footwear Inc. were exchanged for securities of Skins Inc. The following sets forth information with respect to our affiliates holdings prior to the Share Exchange Transaction.

•
Mark Klein, our President, Chief Executive Officer and a Director, received beneficial ownership of 9,758,221 shares of our common stock pursuant to the Share Exchange Transaction. This amount includes 706,068 shares of common stock that are held in escrow and subject to partial and full return to Skins Inc. contingent upon the number of share purchase warrants exercised by investors in Skins Inc. within a period of 30 months following the closing of private placements and the Share Exchange Transaction.

•
Stephen Hochberg, a member of our Board of Directors, received beneficial ownership of 388,080 shares of our common stock pursuant to the Share Exchange Transaction. This amount includes 28,080 shares of common stock that are held in escrow and subject to partial and full return to Skins Inc. contingent upon the number of share purchase warrants exercised by investors in Skins Inc. within a period of 30 months following the closing of private placements and the Share Exchange Transaction.

•
Michael Rosenthal, Chairman of our Board of Directors, received beneficial ownership of 970,200 shares of our common stock pursuant to the Share Exchange Transaction. This amount includes 706,068 shares of common stock that are held in escrow and subject to partial and full return to Skins Inc. contingent upon the number of share purchase warrants exercised by investors in Skins Inc. within a period of 30 months following the closing of private placements and the Share Exchange Transaction

•
Geoffrey Dubey and Joshua Hermelin received 3,068,743 shares and 3,382,603 shares, respectively, of our common stock pursuant to the Share Exchange Transaction. Messrs. Dubey and Hermelin each beneficially own more than 5% of our securities.

Atsco Footwear LLC and Mage LLC

We entered into a sourcing agreement with Atsco Footwear LLC in December 2005, as amended in February 2006, pursuant to which Atsco Footwear is our exclusive sourcing and development agent in connection with the development and manufacture of Skins footwear. Atsco Footwear will receive commissions and fees on molds, equipment, development fees and sample Skins shoes. The agreement has an initial term of one year. Stephen Hochberg, who is a director of our company, is also a director Atsco Footwear.

We have an oral consulting arrangement with Mage LLC pursuant to which Mage LLC receives approximately $5,000 per month for consulting services provided to us. The arrangement is month to month and is cancelable by either party at anytime. In 2005, Mage Capital Partners, LLC received equity securities in Skins Footwear Inc. in exchange for services provided by Mage LLC. These equity securities were exchanged for 388,080 shares of our common stock upon the closing of the Share Exchange Transaction on March 20, 2006. Mr. Hochberg, a member of our Board of Directors, is Chief Executive Officer of Mage LLC and Mage Capital Partners, LLC.

CHANGE IN ACCOUNTANTS

On March 20, 2006, we dismissed Amisano Hanson, Chartered Accountants ("Amisano Hanson") as our independent registered public accounting firm following the change in control of our company on the closing of the Share Exchange Transaction. We engaged Amisano Hanson to audit our financial statements for the year ended March 31, 2005. The decision to change accountants was approved and ratified by the our Board of Directors. The report of Amisano Hanson on the financial statements of our company for the fiscal year ended March 31, 2005 did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principle, except for an explanatory paragraph relative to our ability to continue as a going concern.

While Amisano Hanson was engaged by us, there were no disagreements with Amisano Hanson on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure with respect to our company, which disagreements if not resolved to the satisfaction of Amisano Hanson would have caused it to make reference to the subject matter of the disagreements in connection with its report on the our financial statements for the fiscal year ended March 31, 2005.

We engaged Mahoney Cohen & Company, P.C. as our independent registered public accounting firm as of March 20, 2006.

SELLING STOCKHOLDERS

Except as indicated, the selling stockholders listed in this prospectus are offering all of the 6,000,000 shares of common stock offered. The following table provides as of March 20, 2006 information regarding the beneficial ownership of our common stock held by each of the selling stockholders, including:

•	the number of shares owned by each stockholder prior to this offering;
•	the percentage owned by each stockholder prior to completion of the offering;
•	the total number of shares that are to be offered for each stockholder;
•	the total number of shares that will be owned by each stockholder upon completion of the offering; and
•	the percentage owned by each stockholder upon completion of the offering.

Pursuant to the Share Exchange Agreement, we effected two private placement transactions in which we sold a total of 3,000,000 units and raised an aggregate of $2,520,000.

In the first private placement, which occurred on November 2, 2005, we sold one convertible debenture in the amount of $150,000 to one offshore investor. The convertible debenture was convertible into 178,572 units at a conversion price of $0.84 per unit, with each unit consisting of one common share of our company and one share purchase warrant. Pursuant to the terms of the debenture, the conversion of the debenture into units occurred automatically upon the completion of our Share Exchange Transaction on March 20, 2006. The share purchase warrants are exercisable for a period of thirty months from the date of issue at an exercise price of $1.00 per share.

In the second private placement, which occurred immediately prior to the closing of the Share Exchange Transaction on March 20, 2006, we completed a private placement of units to purchase our common stock and warrants pursuant to a subscription agreement. Each unit consisted of one share of our common stock and one share purchase warrant, convertible at an exercise price of $1.00 per share at any time upon election of the holder during the 30 month period following the date of issue. A total of 2,821,428 units were sold in the second private placement for an aggregate of $2,370,000. We agreed to register all of the securities issued pursuant to the first and second private placements.

Immediately after the closing of the Share Exchange Transaction and the private placements, we had 34,404,006 outstanding shares of common stock, options to purchase 2,109,375 shares of common stock and warrants to purchase 3,000,000 shares of common stock.

Name of Selling Shareholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering		Percentage of Shares of Common Stock Beneficially Owned Prior to the Offering	Number of Shares of Common Stock Registered for Sale Hereby	Number of Shares of Common stock Beneficially Owned After Completion of the Offering (1)	Percentage of Shares of Common Stock Beneficially Owned After Completion of the Offering (1)
Centrum Bank AG	1,192,000	(2)	3.4%	1,192,000	--	--
Silvacorp Pty Ltd.	1,000,000	(3)	2.9	1,000,000	--	--
Quotidian No. 2 Pty Ltd	476,190	(4)	1.4	476,190	--	--
Sanovest Holdings Ltd.	400,000	(5)	1.2	400,000	--	--
LA Hougue Financial Management Services	357,144	(6)	1.0	357,144	--	--
McNeil Nominees Limited	340,000	(7)	1.0	340,000	--	--
Sam Belzberg	240,000	(8)	*	240,000	--	--
Kendra Feller	238,000	(9)	*	238,000	--	--
A.D. Wahlhaus & Associates Pty Limited	200,000	(10)	*	200,000	--	--
Kraken Investments Limited	160,000	(11)	*	160,000	--	--
Christoph Bruening	150,000	(12)	*	150,000	--	--
Acacia Capital Corp.	130,952	(13)	*	130,952	--	--
Errol Bome	120,000	(14)	*	120,000	--	--
Rosalie Holdings Inc.	120,000	(15)	*	120,000	--	--
Alvin Blumenthal	119,048	(16)	*	119,048	--	--
Marlenas United S.A.	100,000	(17)	*	100,000	--	--
Satori Investments Ltd.	100,000	(18)	*	100,000	--	--
Taylor Housser	100,000	(19)	*	100,000	--	--
Terra Capital Ltd.	100,000	(20)	*	100,000	--	--
Jeff Sharpe	95,238	(21)	*	95,238	--	--
Alex Bolongaro	60,000	(22)	*	60,000	--	--
Don Petkau	50,000	(23)	*	50,000	--	--
Jeffrey W. Pereira	48,000	(24)	*	48,000	--	--
Bank Sal. Oppenheim JR. & CIE. (Schweiz) AG	33,428	(25)	*	33,428	--	--
Pipistrello Investments Corp.	30,000	(26)	*	30,000	--	--
Chloe Company S.A.	20,000	(27)	*	20,000	--	--
David Sidders	20,000	(28)	*	20,000	--	--

* Indicates less than 1.0%.

(1)
Represents the amount of shares that will be held by the selling stockholders after completion of this offering based on the assumption that all shares registered for sale hereby will be sold. However, the selling stockholders may offer all, some or none of the shares pursuant to this prospectus, and to our knowledge there are currently no agreements, arrangements or understanding with respect to the sale of any of the shares that may be held by the selling stockholders after completion of this offering.

(2)	Includes 596,000 shares underlying warrants that are currently exercisable.
(3)	Includes 500,000 shares underlying warrants that are currently exercisable.
(4)	Includes 238,095 shares underlying warrants that are currently exercisable.
(5)	Includes 200,000 shares underlying warrants that are currently exercisable.
(6)	Includes 178,572 shares underlying warrants that are currently exercisable.
(7)	Includes 170,000 shares underlying warrants that are currently exercisable.
(8)	Includes 120,000 shares underlying warrants that are currently exercisable.
(9)	Includes 119,000 shares underlying warrants that are currently exercisable.
(10)	Includes 100,000 shares underlying warrants that are currently exercisable.
(11)	Includes 80,000 shares underlying warrants that are currently exercisable.
(12)	Includes 75,000 shares underlying warrants that are currently exercisable.
(13)	Includes 65,476 shares underlying warrants that are currently exercisable.
(14)	Includes 60,000 shares underlying warrants that are currently exercisable.
(15)	Includes 60,000 shares underlying warrants that are currently exercisable.
(16)	Includes 59,524 shares underlying warrants that are currently exercisable.
(17)	Includes 50,000 shares underlying warrants that are currently exercisable.
(18)	Includes 50,000 shares underlying warrants that are currently exercisable.
(19)	Includes 50,000 shares underlying warrants that are currently exercisable.
(20)	Includes 50,000 shares underlying warrants that are currently exercisable.
(21)	Includes 47,619 shares underlying warrants that are currently exercisable.
(22)	Includes 30,000 shares underlying warrants that are currently exercisable.
(23)	Includes 25,000 shares underlying warrants that are currently exercisable.
(24)	Includes 24,000 shares underlying warrants that are currently exercisable.
(25)	Includes 16,714 shares underlying warrants that are currently exercisable.
(26)	Includes 15,000 shares underlying warrants that are currently exercisable.
(27)	Includes 10,000 shares underlying warrants that are currently exercisable.
(28)	Includes 10,000 shares underlying warrants that are currently exercisable.

SHARES ELIGIBLE FOR FUTURE SALE

As of March 20, 2006, we had outstanding 34,404,006 shares of common stock.

Rule 144

All of the 6,000,000 shares registered in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the “Securities Act”). If shares are purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act, their sales of shares would be governed by the limitations and restrictions that are described below.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares of our common stock for at least one year, including any person who may be deemed to be an “affiliate” (as the term “affiliate” is defined under the Securities Act), would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which as of March 20, 2006 would equal approximately 344,040 shares; or

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 are also governed by other requirements regarding the manner of sale, notice filing and the availability of current public information about us. The selling stockholders will not be governed by the foregoing restrictions when selling their shares pursuant to this prospectus.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, notice filing, volume limitation or notice provisions of Rule 144.

PLAN OF DISTRIBUTION

The selling stockholders of our common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.

These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the date of this prospectus;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	or any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.

The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares.

There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

DESCRIPTION OF SECURITIES AFTER THE SHARE EXCHANGE TRANSACTION

Common Stock

Effective December 16, 2005, the Company completed a 1 for 8.727273 forward stock split where each share of common stock, par value $0.001 per share, that was issued and outstanding immediately prior to the forward stock split was automatically combined into and became 8.727273 shares of common stock. The forward stock split changed the number of authorized shares of common stock from 50,000,000 shares to 436,363,650 shares. There are currently 34,404,006 shares of common stock issued and outstanding. Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the stockholders. Holders of the Company’s common stock (i) have equal ratable rights to dividends from funds legally available therefore, if declared by the Board of Directors; (ii) are entitled to share ratably in all of the Company’s assets available for distribution upon liquidation, dissolution or winding up; and (iii) do not have preemptive, subscription or conversion rights or redemption or sinking fund provisions. All issued shares of the Company's common stock are fully paid for and non-assessable.

Stock Options and Warrants

In connection with the share exchange transaction, the Company assumed options to purchase shares of common stock and warrants to purchase shares of common stock on the same terms and conditions as previously issued by Skins. All outstanding options that were assumed by the Company have been issued under the Skins 2005 Incentive Plan. Further to the share exchange transaction, the Company assumed the Skins 2005 Incentive Plan as the stock option plan of the Company. Immediately after the closing of the share exchange transaction, the Company assumed options which constitute options to purchase 2,109,375 shares of common stock and has outstanding warrants to purchase 3,000,000 shares of common stock.

Market Price of the Company’s Common Stock

The price of the Company’s common stock will likely fluctuate in the future. The stock market in general has experienced extreme stock price fluctuations in the past few years. In some cases, these fluctuations have been unrelated to the operating performance of the affected companies. Many companies have experienced dramatic volatility in the market prices of their common stock. The Company believes that a number of factors, both within and outside its control, could cause the price of the Company’s common stock to fluctuate, perhaps substantially. Factors such as the following could have a significant adverse impact on the market price of its common stock:

•	The Company’s ability to obtain additional financing and, if available, the terms and conditions of the financing;

•	The Company’s financial position and results of operations;

•	Concern as to, or other evidence of, the market acceptance of the Company’s proposed products or its competitors’ products;

•	Announcements of technological innovations or new products by the Company or its competitors;

•	Foreign governmental regulatory actions;

•	The development of litigation against the Company;

•	Period-to-period fluctuations in the Company’s operating results;

•	Changes in estimates of the Company’s performance by any securities analysts;

•	Possible regulatory requirements on the Company’s business;

•	The issuance of new equity securities pursuant to a future offering;

•	Changes in interest rates;

•	Competitive developments, including announcements by competitors of new products or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	Variations in quarterly operating results;

•	The depth and liquidity of the market for the Company’s common stock;

•	Investor perceptions of the Company; and

•	General economic and other national conditions.

Anti-Takeover Charter and Bylaw Provisions

The Company’s certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control of the Company, including changes a stockholder might consider favorable. In particular, the Company’s certificate of incorporation and bylaws, as applicable, among other things, will (i) provide the Company’s board of directors with the ability to alter its bylaws without stockholder approval and (ii) provide that vacancies on the Company’s board of directors may be filled by a majority of directors in office, although less than a quorum.

Such provisions may have the effect of discouraging a third-party from acquiring the Company, even if doing so would be beneficial to its stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Company’s board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of the Company. These provisions are designed to reduce the Company’s vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. The Company believes that the benefits of increased protection of its potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms. However, these provisions could have the effect of discouraging others from making tender offers for the Company’s shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in the Company’s management.

WHERE YOU CAN FIND MORE INFORMATION

We filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933 for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

LEGAL MATTERS

Kirkpatrick & Lockhart Nicholson Graham LLP, Los Angeles, California, will pass upon the validity of the shares of common stock offered by the prospectus for us.

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Skin Shoes, LLC and Skin Shoes, Inc.

We have audited the accompanying balance sheets of Skin Shoes, LLC and Skin Shoes, Inc. (a development stage company) as of December 31, 2005 and 2004, and the related statements of operations, members' capital and stockholders' deficiency and cash flows for the year ended December 31, 2005 and for the period May 18, 2004 (inception date) to December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Skin Shoes, LLC and Skin Shoes, Inc. at December 31, 2005 and 2004, and the results of their operations and their cash flows for the year ended December 31, 2005 and for the period May 18, 2004 (inception date) to December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Skin Shoes, Inc. will continue as a going concern. As more fully described in Note 1, at December 31, 2005, the Company has a working capital deficiency of $889,375, has no established source of revenues and has accumulated losses of $944,512 since inception. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Mahoney Cohen & Company, CPA, P.C.

New York, New York
March 16, 2006, except for the second paragraph under Note 10 which is dated April 10, 2006

SKIN SHOES, LLC and SKIN SHOES, INC.
(A Development Stage Company)

BALANCE SHEETS
	December 31,	December 31,
	2005	2004

ASSETS
Current assets
Cash	$36,533	$20,982

Total current assets	36,533	20,982

Property and equipment, net (Note 3)	3,553	5,037

Patents, net (Note 4)	61,224	31,820

Total assets	$101,310	$57,839

LIABILITIES AND MEMBERS' CAPITAL AND STOCKHOLDERS' DEFICIENCY
Current liabilities

Accounts payable and accrued liabilities	263,188	47,965
Note Payable (Note 6)	150,000	-
Related party payables (Note 5)	80,351	5,892
Derivative liability	432,369	-

Total current liabilities	$925,908	$53,857

Commitments and Contingencies (Note 7)

Members' Capital and Stockholders' Deficiency

Common Stock, $.001 par value; 1,000 shares authorized; 100 shares issued and outstanding at December 31, 2005	-	-
Additional Paid in Capital	119,914	-
Deficit accumulated in the development stage	(944,512)	(152,706)
Members' Capital	-	156,688
Total members' capital and stockholders' deficiency	(824,598)	3,982

Total Liabilities & Members' Capital and Stockholders' Deficiency	$101,310	$57,839

The accompanying notes are an integral part of the financial statements.

SKIN SHOES, LLC and SKIN SHOES, INC.
(A Development Stage Company)
STATEMENTS OF OPERATIONS

		Period from	Period from
		Inception	Inception
		(May 18, 2004)	(May 18, 2004)
	Year Ended	to	to
	December 31,	December 31,	December 31,
	2005	2004	2005

Operating expenses:

Design and development	$93,892	$44,899	$138,791

Selling, general and administrative	673,503	107,294	780,797

Total operating expenses	767,395	152,193	919,588

Operating Loss	(767,395)	(152,193)	(919,588)

Interest Expense	(3,822)	(513)	(4,335)
Unrealized loss on derivative instruments	(20,589)	-	(20,589)

Net loss	$(791,806)	$(152,706)	$(944,512)

The accompanying notes are an integral part of the financial statements.

SKIN SHOES, LLC and SKIN SHOES, INC.
(A Development Stage Company)
STATEMENTS OF EQUITY

					Deficit	Total
					Accumulated	Members'
			Additional		During the	Capital and
	Common Stock		Paid-in	Member's	Development	Stockholders'
	Shares	Amounts	Capital	Capital	Stage	Deficit

Transfer of net liabilities from a predecessor entity - May 18, 2004		$-	$-	$(32,312)	$-	$(32,312)
Capital contribution on June 1, 2004 for 5.3 units				10,000		10,000
Capital contribution on July 2, 2004 for 5.3 units				10,000		10,000
Capital contribution on August 4, 2004 for 10.6 units				20,000		20,000
Capital contribution on August 10, 2004 for 10.6 units				20,000		20,000
Capital contribution on December 1, 2004 for 46.3 units				87,500		87,500
Capital contribution on December 30, 2004 for .8 units				1,500		1,500
Capital contribution on December 31, 2004 for 21.2 units				40,000		40,000
Net Loss	-	-	-	-	(152,706)	(152,706)

Balances at December 31, 2004	-	-	-	156,688	(152,706)	3,982

Issuance of 93 shares of common stock in exchange for members' interests on October 20, 2005	93	-	156,688	(156,688)	-	-
7 shares of Common stock issued for services on October 20, 2005	7	-	6	-	-	6
Stock options granted and vested for consulting services		-	375,000	-		375,000
Fair value of derivative instruments		-	(411,780)	-	-	(411,780)
Net Loss		-	-	-	(791,806)	(791,806)

Balances at December 31, 2005	100	$-	$119,914	$-	$(944,512)	$(824,598)

The accompanying notes are an integral part of the financial statements.

SKIN SHOES, LLC and SKIN SHOES, INC.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS

		Period from	Period from
		Inception	Inception
		(May 18, 2004)	(May 18, 2004)
	Year Ended	to	to
	December 31,	December 31,	December 31,
	2005	2004	2005

Cash flows used in operating activities:
Net loss from operations	$(791,806)	$(152,706)	$(944,512)

Adjustments to reconcile net loss from operations to net cash used in operating activities:
Depreciation	1,484	439	1,923
Amortization	2,483	975	3,458
Issuance of common stock for services	6	-	6
Stock options granted and vested for consulting services	375,000	-	375,000
Unrealized loss on derivative instruments	20,589	-	20,589
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	215,223	32,148	247,371

Net cash used in operating activities	(177,021)	(119,144)	(296,165)

Cash flows used in investing activities:
Purchases of property and equipment	-	(3,498)	(3,498)
Patent costs	(31,887)	(24,344)	(56,231)

Net cash used in investing activities	(31,887)	(27,842)	(59,729)

Cash flows provided by financing activities:
Related party payables proceeds/(payments)	74,459	(21,032)	53,427
Capital contributions	-	189,000	189,000
Proceeds from note payable	150,000	-	150,000

Net cash provided by financing activities	224,459	167,968	392,427

Net increase in cash	15,551	20,982	36,533

Cash at beginning of period	20,982	-	-

Cash at end of period	$36,533	$20,982	$36,533

Supplemental Schedule of Non-Cash Investing and Financing Activities:

On May 18, 2004 the Company received net liabilities from a predecessor entity totaling	$-	$(32,312)	$(32,312)

Fair value of derivative instruments	$(411,780)	$-	$(411,780)

Stock options granted and vested for consulting services	$375,000	$-	$375,000

The accompanying notes are an integral part of the financial statements.

SKIN SHOES, LLC AND SKIN SHOES, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 1:     DESCRIPTION OF BUSINESS

Skin Shoes, Inc. (the “Company” or “Corporation”) was originally organized on May 18th 2004 as a New Jersey limited liability company under the name Skin Shoes, LLC. On October 11th of 2005 the Company created a Delaware corporation under the name Skin Shoes, Inc. as a subsidiary of the New Jersey limited liability company. On October 20th of 2005 Skin Shoes LLC was merged with and into Skin Shoes, Inc. resulting in Skin Shoes, Inc. becoming the surviving Delaware corporation and the limited liability company ceasing to exist.

The Company is in the development stage. Since its formation on May 18, 2004, the Company has not yet realized any revenues from its planned operations. The Company intends to design, manufacture and market high quality men’s and women’s footwear. Our primary activities since incorporation have been conducting research and development, performing business, strategic and financial planning, and raising capital.

The financial statements have been prepared using accounting principles generally accepted in the United States of America applicable for a going concern which assumes that the Company will realize its assets and discharge its liabilities in the ordinary course of business. As of December 31, 2005, the Company has a working capital deficiency of $889,375, has no established source of revenues and has accumulated losses of $944,512 since its commencement. Its ability to continue as a going concern is dependent upon achieving production or sale of goods, the ability of the Company to obtain the necessary financing to meet its obligations and pay its liabilities arising from normal business operations when they come due and upon profitable operations. The outcome of these matters cannot be predicted with any certainty at this time and raise substantial doubt that the Company will be able to continue as a going concern. These financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should the Company be unable to continue as a going concern. The Company anticipates that additional funding will be in the form of equity financing from the exchange of common shares and private placement transactions.

NOTE 2:     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Concentration of Credit Risk

The Company maintains cash balances at various financial institutions. At various times throughout the years, the Company’s cash balances exceeded FDIC insurance limits.

Property and Equipment

Equipment is stated at cost, less accumulated depreciation, which is calculated using the straight-line method over the estimated useful lives of the respective assets, ranging between three and five years.

Patents

Patents are recorded at cost and amortized over the useful life of the assets, 20 years, using the straight line method.

Design and Development

Costs to develop the Company’s products are expensed as incurred in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 2, “Accounting for Research and Development Costs.”

SKIN SHOES, LLC AND SKIN SHOES, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 2:     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

These costs include research, related overhead expenses, including salaries and other personnel related expenses, travel costs, supplies and depreciation of equipment.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Estimated Fair Value of Financial Instruments

The Company’s financial instruments include cash, accounts payable and note payable. Management believes the estimated fair value of these financial instruments at December 31, 2005 and December 31, 2004, approximate their carrying value as reflected in the balance sheets due to the short-term nature of these instruments. Fair value of related party loans cannot be determined due to lack of similar instruments available to the Company.

Income Taxes

Income taxes are accounted for under the asset and liability method when the Company merged into a corporation on October 20, 2005. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

A limited liability company is not a tax paying entity at the corporate level. Each member is individually responsible for their share of the Company’s income and loss for income tax reporting purposes. Accordingly, there is no provision for federal and state income taxes during the period the Company was an LLC.

Stock Options

The Company has elected to adopt the intrinsic-value method of accounting for stock option issued to employees under SFAS No. 123 (R), “Share Based Payment.” Options issued to non-employees are accounted for based on the fair value of the instrument at the date of grant and measured over the vesting period.

Derivative Instruments

In accordance with the Emerging Issues Task Force 00-19, the Company records a liability for the derivative instrument that results due to the number of potential common stock shares plus outstanding shares that exceed the number of authorized common stock shares. At each balance sheet date, the liability for these potential excess shares is adjusted to fair market value with the change being recorded as a gain or loss on the income statement. The Company has 1,000 common authorized shares and has 515,725 of outstanding shares plus potential shares from the exercise of options that have vested granted. The 514,625 excess potential shares were attributed to the option grants that have vested. The Company calculated the

SKIN SHOES, LLC AND SKIN SHOES, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 2:     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

fair market value of these potential shares using the fair value of the common stock on the vesting date and recorded a derivative liability of  $411,780. At December 31, 2005, the fair market value of the 514,725 potential shares was $432,369 which resulted in an increase of $20,589 to the liability recorded and a loss on fair value of vested options recorded of $20,589 which was recorded on the Company’s Income Statement.

NOTE 3:     PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

	December 31,	December 31,
	2005	2004

Sewing equipment	$1,882	$1,882
Office equipment	1,183	1,183
Computer equipment	2,411	2,411
	5,476	5,476
Less accumulated depreciation	(1,923)	(439)

	$3,553	$5,037

Depreciation expense related to property and equipment was $1,484 and $439 for the year ended December 31, 2005 and the period from inception (May 18, 2004) thru December 31, 2004, respectively.

NOTE 4:     PATENTS

The Company has applied for several patents. The Company periodically evaluates the recoverability of unamortized patents and will write off the unamortized value if it is determined they no longer have value.

	December 31	December 31
	2005	2004
Patents	$64,682	$32,795

Less accumulated amortization	(3,458)	(975)

	$61,224	$31,820

Amortization expense related to patents was $2,483 and $975 for the year ended December 31, 2005 and the period from inception (May 18, 2004) thru December 31, 2004, respectively. The estimated aggregate amortization expense for the next five years is estimated to be approximately $3,200 for each year.

SKIN SHOES, LLC AND SKIN SHOES, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 5:     RELATED PARTY TRANSACTIONS

As of December 31, 2005 and 2004 there are loans payable to stockholders of the Corporation totaling $80,351and $5,892, respectively. The proceeds from these loans were used to pay various operating expenses. Interest has been accrued at a rate of 5%.

As of December 31, 2005 there are accrued expenses totaling $55,000 relating to consulting services provided by Mage, LLC, a stockholder in the Corporation.

As of December 31, 2005 the Corporation granted 843,750 options at $.80 cents a share that vest over three years to two members of the Board of Directors of the Corporation, with 46,875 vested.

On October 20, 2005, the Corporation issued two common stock shares to Mage Capital Partners, LLC for services provided that totaled $2.00 and which was valued based on the fair value of the common stock shares issued or $0.80 per share.

NOTE 6:     NOTE PAYABLE

The Corporation signed a promissory note with a lender promising to pay $150,000. The note bears interest at a rate of 5% per annum, payable monthly in arrears, commencing February 1, 2006. The Principal sum will become due and payable on demand, no earlier than the date of either the completion of the transactions contemplated in the Share Exchange Agreement dated November 2, 2005 or the termination of such agreement. The note is secured by the assignment of all of the present and acquired properties of the Corporation.

NOTE 7:     COMMITMENTS AND CONTINGENCIES

The Corporation entered into a share exchange agreement dated November 2, 2005 and amended February 1, 2006 with Logicom, Inc., whereby Logicom, Inc. has agreed to:

▪
issue to the stockholders of the Corporation, at the closing of the share exchange transaction, up to approximately 19,404,000 common shares of Logicom, Inc. in exchange for all of the issued and outstanding shares of the Corporation;

▪
assume, at the closing of the share exchange transaction, the Corporation’s Incentive Plan and certain stock option agreements entered into between the Corporation and certain persons who have already received stock options from the Corporation pursuant to its 2005 Incentive Plan;

▪
lend to the Corporation, within two business days after execution of the share exchange agreement, the sum of $150,000 to be evidenced by a promissory note and secured by a general security agreement pledging all of the assets of the Corporation as security for the loan (this loan was made on November 3, 2005); and

▪	enter into an employment agreement with the current President of the Corporation, appointing him as the new President of the resulting company effective at the closing of the share exchange agreement.

In addition, the share exchange agreement contemplates that the Logicom, Inc. will effect two or more private placement transactions in which they will raise up to an aggregate of $2,600,000.

As of March 16, 2006, the share exchange agreement had not yet been completed.

The Corporation has entered into a buying agency and sourcing agreement dated December 7, 2005 and amended February 27, 2006 with Atsco Footwear, LLC in which Atsco will be responsible for sourcing, commercialization, and line review. This relationship is for one year, beginning March 1, 2006, with an option to extend the agreement for an additional year under the same terms and conditions. It is agreed the Corporation will pay Atsco an 8% commission fee on all merchandise shipped to the Corporation under any order placed for the Corporation by Atsco or subsequently placed directly with a factory as a reorder unless the agreement is terminated. It is agreed, beginning March 1, 2006, the Corporation will pay pre-paid commissions of $6,000 per month, to be adjusted to actual at the end of the first year of business on March 1, 2007.

SKIN SHOES, LLC AND SKIN SHOES, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 7:     COMMITMENTS AND CONTINGENCIES (Continued)

The Corporation has also entered into a design services agreement dated March 2, 2006, with an effective date of December 1, 2005, with Studio Dror, Inc. for a period of four months from the effective date. In consideration for these design services the Corporation has agreed to pay Studio Dror a $5,000 monthly retainer, totaling $20,000 over the four month period, plus a fee of $1,000 for each and every deliverable the Corporation elects to use. Additionally, the Corporation has agreed to pay a royalty of $.50 cents on each and every licensed product that is sold in excess of 10,000 units, payable on a quarterly basis and continue to be paid after expiration or termination of the agreement. Since the Corporation has not yet realized any revenues, the amount of such royalties cannot be calculated or estimated at this time.

NOTE 8:     STOCKHOLDERS’ DEFICIT

Common Stock

On October 11th 2005, the Company changed its state of incorporation from New Jersey to Delaware. The reincorporation was accomplished through a statutory merger of Skin Shoes, LLC (“Skins New Jersey”), into a newly formed Delaware corporation of the same name (“Skins Delaware”). As a result of the merger, each unit of membership interest of Skin New Jersey was automatically converted into one share of Skins Delaware Common Stock, par value $0.001. This change in the Company’s state of incorporation was approved by the holders of a majority of the Company’s outstanding units of membership interest pursuant to a written consent of members.

There was no impact on the Company’s financial condition or results of operations as a result of the reincorporation.

On October 20, 2005, we completed our merger. As a result of the merger, the Company was renamed Skin Shoes, Inc. Pre-Merger Skins ceased to exist as a separate entity, and the members of Pre-Merger Skins became shareholders of the Company.

Stock Options (See also NOTE 10)

In October 2005, the Company’s Board of Directors approved the 2005 Incentive Plan (the “2005 Plan”). The 2005 Plan provides that the following types of awards may be granted under the 2005 Plan: stock appreciation rights (“SARs”); incentive stock options (“ISOs”); non-qualified stock options (“NQSOs”); restricted stock awards; unrestricted stock awards; and performance share awards which entitle recipients to acquire shares upon the attainment of specified performance goals, stock units and other stock-based awards, short-term cash incentive awards or any other award. Under the 2005 Plan, awards may be granted with respect to a maximum of 3,375,000 shares of the Company’s common stock, subject to adjustment in connection with certain events such as a stock split, merger or other recapitalization of the Company.

On October 24, 2005 the Company granted the following individuals options under the 2005 Plan:

▪	Two board members were granted 421,875 options each at an exercise price of $0.80 that vest ratably over a 36-month period.
▪
Two consultants were granted 421,875 options, each, at an exercise price of $0.80 a share that vest ratably over a 36-month period. The valuation for the services provided by the consultant was based on the fair value of the option or $0.80 per share.

▪
One consultant was granted 421,875 options at an exercise price of $0.80 that vested immediately for finder fee services. The valuation for the finder fee services provided by the consultant was based on the fair value of the option or $0.80 per share.

SKIN SHOES, LLC AND SKIN SHOES, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 8:     STOCKHOLDERS’ DEFICIT (Continued)

A summary of option activity under the Plan as of December 31, 2005, and changes during the year then ended is presented below:

			Weighted -
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
Options	Shares	Price	Term	Value
Outstanding, beginning of the year	-	$-
Granted	2,109,375	$0.80

Outstanding, end of the year	2,109,375	$0.80	9.8	$-

Exercisable, end of the year	515,625	$0.80	9.8	$-

The weighted-average grant date intrinsic value of options granted during the year 2005 was $0.

A summary of the status of the Company’s nonvested shares as of December 31, 2005, and changes during the year ended December 31, 2005, is presented below:

		Weighted-
		Average
		Grant-Date
Nonvested Shares	Shares	Intrinsic Value
Nonvested, beginning of the year	-	$-
Granted	2,109,375	$-
Vested	(515,625)	$-
Nonvested, end of the year	1,593,750	$-

As of December 31, 2005, there is no unrecognized compensation cost related to nonvested share-based compensation arrangements under the plan.

The Company has a policy of using authorized shares not previously issued to satisfy stock option exercises.

SKIN SHOES, LLC AND SKIN SHOES, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 9:     INCOME TAXES

From the period of October 20, 2005 (date of merger of Skin Shoes, LLC into Skin Shoes, Inc.) December 31, 2005 there is no provision for (benefit from) income taxes.

The components of the Company’s deferred income tax asset and liability accounts as of December 31, 2005 are as follows:

Deferred tax asset:

2005
Net operating loss	$24,660
Less: valuation allowance	(24,660)

Net deferred tax asset	$-

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company has recorded a reserve for its deferred tax asset of $24,660 as a result of concerns related to its ability to generate sufficient taxable income and the potential that the deferred tax asset may be limited due to future ownership changes.

The Company has incurred a corporate Federal net operating loss from the date of the merger (October 20, 2005) thru December 31, 2005 of approximately $61,649 which will begin to expire in 2025.

A reconciliation of the benefit from income taxes at the statutory rate to the Company’s effective rate is as follows:

2005
Federal income taxes (benefit) at statutory rates	($20,961)
State income taxes (benefit), net of federal benefit	(3,699)
Valuation allowance for net operating loss	24,660

Total benefit from taxes	$-

NOTE 10:     SUBSEQUENT EVENT

On March 16, 2006 as a result of the granting of options in excess of the authorized shares allowed, the Company canceled and re-adopted its 2005 Incentive Stock Plan. In connection thereof the Company increased its authorized shares to 4,000,000. Additionally, all options granted under the original plan were canceled and re-granted in accordance with the terms of the re-adopted 2005 Incentive Stock Option Plan.

On April 10, 2006, Skin Shoes, Inc. changed its corporate name to “Skins Footwear Inc.”

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers

The General Corporate Law of Nevada empowers a company incorporated in Nevada, such as the Registrant, to indemnify its directors and officers under certain circumstances.

The Registrant’s Certificate of Incorporation and Articles provide that no director or officer shall be personally liable to the Registrant or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of such director or officer unless such acts or omissions involve material misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of the General Corporate Law of Nevada.

The Registrant’s Bylaws provide that no officer or director shall be personally liable for any obligations of the Registrant or for any duties or obligations arising out of any acts or conduct of the officer or director performed for or on behalf of the Registrant. The Bylaws also state that the Registrant will indemnify and hold harmless each person and their heirs and administrators who shall serve at any time hereafter as a director or officer from and against any and all claims, judgments and liabilities to which such persons shall become subject by reason of their having heretofore or hereafter been a director or officer, or by reason of any action alleged to have heretofore or hereafter taken or omitted to have been taken by him or her as a director or officer. The Registrant will reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability, including power to defend such persons from all suits or claims as provided for under the provisions of the General Corporate Law of Nevada; provided, however, that no such persons shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his (or her) own negligence or wilful misconduct. The Registrant’s Bylaws also provide that it, its directors, officers, employees and agents will be fully protected in taking any action or making any payment, or in refusing so to do in reliance upon the advice of counsel.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant under Nevada law or otherwise, the Registrant has been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 25.  Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Registrant relating to the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

Securities and Exchange Commission registration fee*	$716
Transfer Agent Fees	1,500
Accounting fees and expenses	20,000
Legal fees and expenses	60,000
Miscellaneous	2,284

Total	$84,500

* All amounts are estimates other than the Commission’s registration fee.

Item 26.  Recent Sales of Unregistered Securities

We, pursuant to the Share Exchange Agreement, effected two private placement transactions in which we sold a total of 3,000,000 units and raised an aggregate of $2,520,000. In the first private placement, which occurred on November 2, 2005, Logicom sold one convertible debenture in the amount of $150,000 to one offshore investor. The convertible debenture was convertible into 178,572 units at a conversion price of $0.84 per unit, with each unit consisting of one common share of our company and one share purchase warrant. The conversion of the debenture into units occurred automatically upon the completion of our Share Exchange Transaction on March 20, 2006. The share purchase warrants are exercisable for a period of thirty months from the date of issue at an exercise price of $1.00 per share. In the second private placement, which occurred immediately prior to the closing of the Share Exchange Transaction on March 20, 2006, Logicom closed a private placement of units to 27 investors to purchase its common stock and warrants pursuant to a subscription agreement. Each unit consisted of one common share of Logicom and one share purchase warrant, convertible at an exercise price of $1.00 per share at any time upon election of the holder during the 30 month period following the date of issue. A total of 2,821,428 units were sold in the second private placement for an aggregate of $2,370,000. We agreed to register all of the securities issued pursuant to the first and second private placements. The issuance of securities in connection with the private placements was exempt from registration requirements of the Securities Act of 1933 by virtue of Regulation S.

On March 20, 2006, pursuant to the terms of the Share Exchange Agreement by and between us, Skins Footwear Inc. and all of the stockholders of Skins Footwear Inc., we received all of the issued and outstanding shares of common stock of Skins Footwear from the stockholders of Skins Footwear (total of twelve stockholders) and issued an aggregate of 19,404,000 shares of common stock to the stockholders. Of the 19,404,000 shares that we issued, 1,404,000 are held in escrow by us and subject to partial and full return to us contingent upon the number of share purchase warrants exercised by investors within a period of 30 months following the closing of our private placement and the Share Exchange Transaction on March 20, 2006. Additionally, we assumed options to purchase 2,109,375 shares of Skins Footwear common stock at the closing of the Share Exchange Transaction. The securities were offered and sold to the Skins Footwear stockholders in reliance upon exemptions from registration either pursuant to (i) Section 4(2) under the Securities Act of 1933, as amended, and Regulation D promulgated thereunder (and each of the persons and/or entities receiving our securities qualified as an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended), or (ii) pursuant to Regulation S of the Securities Act of 1933, as amended.

Item 27.  Exhibits.

2.1
Share Exchange Agreement, dated as of November 2, 2005, by and among Skin Shoes, Inc., Logicom Inc. and all of the stockholders of Skin Shoes, Inc. (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K filed with the Securities and Exchange Commission on November 7, 2005).

2.1(a)
Amendment No. 1 to the Share Exchange Agreement dated February 1, 2006 by and among Skin Shoes, Inc., Logicom Inc. and all of the stockholders of Skin Shoes, Inc. (incorporated by reference to Exhibit 2.1(a) of the Registrant’s Form 8-K filed with the Securities and Exchange Commission on March 24, 2006)

4.1	Form of Stock Purchase Warrant. (incorporated by reference to Exhibit 4.1 of the Registrant’s Form 8-K filed with the Securities and Exchange Commission on March 24, 2006)
5.1*	Opinion of Kirkpatrick & Lockhart Nicholson Graham LLP.
10.1	Form of Subscription Agreement (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K filed with the Securities and Exchange Commission on March 24, 2006)
10.2	Skin Shoes, Inc. 2005 Incentive Plan (incorporated by reference to Exhibit 10.2 of the Registrant’s Form 8-K filed with the Securities and Exchange Commission on March 24, 2006)
10.2(a)	Form of Skin Shoes, Inc. Incentive Plan Option Agreement (incorporated by reference to Exhibit 10.2(a) of the Registrant’s Form 8-K filed with the Securities and Exchange Commission on March 24, 2006)
10.3
Employment Agreement by Mark Klein and the Logicom, Inc. dated March 20, 2006 (incorporated by reference to Exhibit 10.3 of the Registrant’s Form 8-K filed with the Securities and Exchange Commission on March 24, 2006)

16.1
Letter from Amisano Hanson to the Securities and Exchange Commission dated March 24, 2006 (incorporated by reference to Exhibit 16.1 of the Registrant’s Form 8-K filed with the Securities and Exchange Commission on March 24, 2006)

21.1	List of Subsidiaries of Registrant.
23.1	Consent of Mahoney Cohen & Company, CPA, P.C.
23.2*	Consent of Kirkpatrick & Lockhart Nicholson Graham LLP (contained in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).

* To be filed by amendment.

Item 28.  Undertakings

The undersigned small business issuer hereby undertakes to:

(1) For determining any liability under the Securities Act, treat the information omitted from this form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Securities and Exchange Commission declared it effective.

(2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in this registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

The undersigned small business issuer hereby undertakes with respect to the securities being offered and sold in this offering:

(1) To file, during any period in which it offers or sells securities, a post- effective amendment to this Registration Statement to:

(a) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post- effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(d) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification by the undersigned small business issuer for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 19th day of April, 2006.

Date: April 19, 2006	SKINS INC.

	By:	/s/ Mark Klein
	Name	Mark Klein
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark Klein, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Form SB-2, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Mark Klein	Chief Executive Officer, President and Director	April 19, 2006
Mark Klein	(Principal Executive Officer and Principal Financial and Accounting Officer)

/s/ Michael J. Rosenthal	Chairman of the Board of Directors	April 19, 2006
Michael J. Rosenthal

/s/ Stephen Hochberg	Director	April 19, 2006
Stephen Hochberg

/s/ Steven Reimer	Director	April 19, 2006
Steven Reimer

/s/ Gary Musil	Director	April 19, 2006
Gary Musil

INDEX TO EXHIBITS

2.1
Share Exchange Agreement, dated as of November 2, 2005, by and among Skin Shoes, Inc., Logicom Inc. and all of the stockholders of Skin Shoes, Inc. (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K filed with the Securities and Exchange Commission on November 7, 2005).

2.1(a)
Amendment No. 1 to the Share Exchange Agreement dated February 1, 2006 by and among Skin Shoes, Inc., Logicom Inc. and all of the stockholders of Skin Shoes, Inc. (incorporated by reference to Exhibit 2.1(a) of the Registrant’s Form 8-K filed with the Securities and Exchange Commission on March 24, 2006)

4.1	Form of Stock Purchase Warrant. (incorporated by reference to Exhibit 4.1 of the Registrant’s Form 8-K filed with the Securities and Exchange Commission on March 24, 2006)
5.1*	Opinion of Kirkpatrick & Lockhart Nicholson Graham LLP.
10.1	Form of Subscription Agreement (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K filed with the Securities and Exchange Commission on March 24, 2006)
10.2	Skin Shoes, Inc. 2005 Incentive Plan (incorporated by reference to Exhibit 10.2 of the Registrant’s Form 8-K filed with the Securities and Exchange Commission on March 24, 2006)
10.2(a)	Form of Skin Shoes, Inc. Incentive Plan Option Agreement (incorporated by reference to Exhibit 10.2(a) of the Registrant’s Form 8-K filed with the Securities and Exchange Commission on March 24, 2006)
10.3
Employment Agreement by Mark Klein and the Logicom, Inc. dated March 20, 2006 (incorporated by reference to Exhibit 10.3 of the Registrant’s Form 8-K filed with the Securities and Exchange Commission on March 24, 2006)

16.1
Letter from Amisano Hanson to the Securities and Exchange Commission dated March 24, 2006 (incorporated by reference to Exhibit 16.1 of the Registrant’s Form 8-K filed with the Securities and Exchange Commission on March 24, 2006)

21.1	List of Subsidiaries of Registrant.
23.1	Consent of Mahoney Cohen & Company, CPA, P.C.
23.2*	Consent of Kirkpatrick & Lockhart Nicholson Graham LLP (contained in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).

* To be filed by amendment.